Exhibit 2.1

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

AGREEMENT AND PLAN OF MERGER

by and among

BIOVAIL AMERICAS CORP.,

PRESTWICK HOLDINGS, INC.,

PRESTWICK PHARMACEUTICALS, INC.,

and

SOFINNOVA MANAGEMENT V 2005, LLC

and

EDGAR G. ENGLEMAN, M.D.,

as the STOCKHOLDER REPRESENTATIVES

dated as of September 16, 2008

i

TABLE OF CONTENTS
(continued)

		Page

11.11	Assignment	68

11.12	Entire Agreement	69

11.13	Interpretative Matters	69

11.14	No Strict Construction	69

11.15	Publicity	69

11.16	Time of the Essence	69

11.17	Incorporation of Exhibits	70

11.18	Disclosure Generally	70

11.19	Knowledge	70

Schedules

SCHEDULE 1 — Stockholder Written Consent Parties
SCHEDULE 2 — Severance Obligations
SCHEDULE 3 — Aggregate Consideration Allocation Amount
SCHEDULE 4 — Employment and Severance Agreements to Survive Effective Time

Exhibits

EXHIBIT A-1	- Cambridge Agreement
EXHIBIT A-2	- Cambridge Waiver
EXHIBIT B	- Letter of Transmittal
EXHIBIT C	- NDA Approval
EXHIBIT D	- Amended and Restated Certificate of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of September 16, 2008, by and among Biovail Americas Corp., a Delaware corporation (“Parent”), Prestwick Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Prestwick Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Sofinnova Management V 2005, LLC, a Delaware limited liability company, and Edgar G. Engleman, M.D., as Stockholder Representatives (the “Stockholder Representatives”).

RECITALS

A.            Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”).

B.            The Boards of Directors of each of Parent and Merger Sub have (i) approved and declared advisable this Agreement, the Merger and the other Transactions (as defined below) and (ii) determined that the Merger is in the best interests of Parent.

C.            The Board of Directors of the Company has (i) approved and declared advisable this Agreement, the Merger and the other Transactions, (ii) determined that the Merger is in the best interests of the Company and its Stockholders, and (iii) determined, upon the terms and subject to the conditions of this Agreement, to recommend that the holders of Company Capital Stock (as defined below) on the record date for the Transactions adopt this Agreement.

D.            Immediately following execution of this Agreement by the parties hereto, this Agreement will be submitted to the holders of the Company Capital Stock on the record date for the Transaction for adoption by written consent in lieu of a meeting in accordance with the requirements of the DGCL and Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws and in a form approved by Parent and the Company (such written consent, the “Written Consent”).

E.             On the date of this Agreement (and without giving effect to the Redemption), the authorized capital stock of the Company consists of 166,700,000 shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), and 101,718,929 shares of preferred stock of the Company.  Of the authorized preferred stock, (i) 10,065,999 shares are designated Series A-1 Preferred Stock, par value $0.001 per share, of the Company (the “Company Series A-1 Preferred Stock”); (ii) 13,030,570 shares are designated A-2 Preferred Stock, par value $0.001 per share, of the Company (the “Company Series A-2 Preferred Stock” and, together with the Company Series A-1 Preferred Stock, the “Company Series A Preferred Stock”); (iii) 27,482,730 shares are designated Series B Preferred Stock, par value $0.001 per share, of the Company (the “Company Series B Preferred Stock”); (iv) 29,711,059 shares are designated Series C-1 Preferred Stock, par value $0.001 per share, of the Company (the “Company Series C-1 Preferred Stock”); and (v) 21,428,571 shares are designated Series C-2 Preferred Stock, par value $0.001 per share, of the Company (the “Company Series C-2 Preferred Stock” and, together with the Company Series C-1 Preferred Stock, the “Company

Series C Preferred Stock”; and the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock, the “Company Preferred Stock”; and the Company Common Stock together with the Company Preferred Stock, the “Company Capital Stock”).

F.             Pursuant to the Merger, as of the Effective Time (as defined below) each outstanding share of Company Capital Stock and Warrant (as defined below) shall either (i) be converted into the right to receive the cash and other consideration at the rate determined in this Agreement or (ii) terminated as provided for in this Agreement.

H.            On or prior to the date hereof, the Company has delivered to each Optionholder (a) an Option Notice, notifying such Optionholders that (i) any unexercised options shall terminate at Closing pursuant to the Option Plan and (ii) any Optionholder that elects to exercise Options prior to Closing must pay to the Company the full exercise price in cash upon such exercise and (b) and the Company has given each Optionholder any notice required under the Option Plan to exercise or terminate the Option pursuant to the Option Plan.

I.              As part of the Transactions, the Company shall, on the date hereof, distribute Eighty-Five Million Dollars ($85,000,000) pro rata to holders of Company Preferred Stock in pro rata redemption of certain shares of their Company Preferred Stock (the “Redemption”), which, together with the Merger shall terminate each such stockholder’s interest in the Company.

AGREEMENTS

In consideration of the mutual covenants of the Parties (as defined below) as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Article 1.

“Adjusted Aggregate Preferred Liquidation Preference” means the sum of the Series Preferred Liquidation Preference (as defined in the Amended and Restated Certificate of Incorporation) for all shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time minus the Excess Severance Obligations.  For purposes of clarity, the parties acknowledge and agree that the Adjusted Aggregate Preferred Liquidation Preference is set forth in the Aggregate Consideration Allocation Schedule.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  As used herein, the term “control” means: (i) the power to vote at least ten percent (10%) of the voting power of a Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.  In addition, each Stockholder, each Person who is a director or officer of the Company or any Subsidiary thereof, and each Affiliate of any of the foregoing, shall be deemed an “Affiliate” of the Company.

“Affiliated Group” means an “affiliated group” as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign Income Tax Law).

“Aggregate Common Escrow Consideration” means the greater of (x) zero and (y) the sum of the Escrow Amount and exercise price of all Eligible Warrants and Eligible Options (solely to the extent such exercise price was not taken into account in calculating the portion of the Aggregate Initial Consideration Amount payable to each holder of an Eligible Warrant or n Eligible Option) minus the Aggregate Preferred Escrow Consideration.

“Aggregate Initial Consideration Amount” means an amount equal to (i) a cash payment of Thirty Nine Million Seven Hundred Thousand Dollars ($39,700,000), minus (ii) the sum of (A) the aggregate amount of Nonpermitted Indebtedness outstanding as of the Closing, and (B) the aggregate amount of the Company Expenses, plus or minus, as the case may be, (iii) the Estimated Net Working Capital Adjustment, if any.  For purposes of clarity, the parties acknowledge and agree that the Aggregate Initial Consideration Amount is set forth in the Aggregate Consideration Allocation Schedule.

“Aggregate Preferred Initial Cash Consideration” means the sum of (i) the product of (A) the Per Share Series A Initial Cash Consideration and (B) the number of shares of Company Series A Preferred Stock that are outstanding as of immediately prior to the Effective Time, plus (ii) the product of (A) the Per Share Series B Initial Cash Consideration, and (B) the number of shares of Company Series B Preferred Stock that are outstanding as of immediately prior to the Effective Time, plus (iii) the product of (A) the Per Share Series C Initial Cash Consideration, and (B) the number of shares of Company Series C Preferred Stock that are outstanding as of immediately prior to the Effective Time.

“Aggregate Preferred Escrow Consideration” means the greater of (x) zero and (y) the lesser of (1) the Escrow Amount and (2) the difference between the Aggregate Preferred Liquidation Preference minus the Aggregate Preferred Initial Cash Consideration.

“Amended and Restated Bylaws” means the bylaws of the Company as in effect immediately prior to the Closing.

“Amended and Restated Certificate of Incorporation” means the certificate of incorporation of the Company as in effect immediately prior to the Closing.

“Books and Records” means all books and records of the Company and the Subsidiaries thereof as of the Effective Time, including, but not limited to, all records, files, papers, sales and purchase correspondence, books of account and financial and employment records, whether in tangible or digital form.

“Business” shall mean the business that the Company and its Subsidiaries are currently engaged in.

“Business Day” means a day other than Saturday, Sunday or a public holiday on which banks are closed under the laws of the State of New York.

“Cambridge” means Cambridge Laboratories (Ireland) Limited, a company incorporated under the laws of Ireland.

“Cambridge Agreement” means that certain Second Amended and Restated Agreement, dated as of November 18, 2005, by and between Cambridge and the Company, as amended from time to time and that certain First Amended and Restated Agreement for Canadian Rights to Nitoman, dated November 18, 2005, by and between Cambridge and the Company, as amended from time to time.

“Cambridge Amendment” means that certain agreement with Cambridge, amending certain terms of the Cambridge Agreement attached hereto as Exhibit A-1.

“Cambridge Waiver” means that certain waiver with Cambridge, with respect to the Cambridge Agreement attached hereto as Exhibit A-2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Escrow Distribution” means any distribution to the Stockholders, Warrantholders and Eligible Optionholders of the Aggregate Common Escrow Consideration pursuant to this Agreement and the Escrow Agreement.

“Company Expenses” means the liabilities, costs, fees and expenses incurred by the Company and its Subsidiaries in connection with the Transactions at or prior to the Closing, including, but not limited to, (i) the fees and expenses of the Company and its Subsidiaries to: (A) O’Melveny & Myers LLP and other legal counsel for legal services rendered to the Company and its Subsidiaries (but not Morgan Lewis and Bockius LLP or other counsel to Parent), (B) Ernst & Young LLP for all tax, accounting, valuation and other services rendered to the Company and its Subsidiaries, (C) Morgan Stanley & Co. Incorporated for services rendered to the Company and its Subsidiaries, and (D) the Exchange Agent for exchange agent services rendered to the Company (including with respect to fees to be paid after Closing under the Exchange Agent Agreement); (ii) {***}† of any fees and expenses to the Escrow Agent which are due at or prior to the Closing; (iii) Excess Severance Obligations; (iv) all Transfer Taxes incurred in connection with entering into or executing this Agreement or the consummation of the Merger; (v) any costs, fees and expenses incurred in connection with obtaining any consent or waiver required in connection with the Transactions; and (vi) the cost of the D&O Tail.  For the avoidance of doubt, Company Expenses shall not include up to {***}† in the aggregate of (i) costs (including without limitation, costs of legal counsel of the Company) relating to the Redemption and (ii) costs for which Parent has separately agreed in writing to reimburse the Company.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Company Material Adverse Effect” means any material adverse effect upon the business, assets, condition (financial or otherwise), operations or operating results of the Company and its Subsidiaries taken as a whole; provided, however, that no Company Material Adverse Effect shall be attributable to (i) any failure by the Company and its Subsidiaries to meet internal projections or forecasts or revenue or earnings predictions for any period (provided that any material adverse effect that may have caused or contributed to such failure to meet such projections, forecasts or predictions shall not be excluded); (ii) any conditions affecting the industry in which the Company and its Subsidiaries participate as a whole, the United States economy as a whole or the capital markets in general or the markets in which the Company and its Subsidiaries operate; (iii) any change in accounting requirements or principles or any change in applicable Laws, rules or regulations or the implementation or interpretation thereof; (iv) the execution and delivery of this Agreement; or (v) any action taken by the Company at Parent’s or Merger Sub’s request or required to be taken by the Company pursuant to this Agreement or any Transaction Documents or (vi) any matters disclosed in the Company Disclosure Schedule but only to the extent the applicability of such disclosure to this definition would be reasonably apparent to a reasonable Person under the circumstances, provided that with respect to clauses (ii) and (iii), such conditions or change do not disproportionately affect in any material respect the Company and its Subsidiaries, taken as a whole, as compared to the majority of persons engaged in the same businesses as the Company.

“Company Plan Affiliate” means the Company, any Subsidiary thereof and/or a predecessor of any of them and any other Person who constitutes or has constituted all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, the Company, any Subsidiary thereof and/or a predecessor of any of them, under Section 414 of the Code or Section 4001 of ERISA.

“Contracts” means, with respect to any Person, any contracts, commitments, purchase orders, sales orders, licenses, leases and other agreements, whether written or oral, to which such Person is a party or by which such Person is bound.

“Current Assets” means the Company’s current assets on a consolidated basis determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Balance Sheet, but specifically excluding any deferred Income Tax assets, and any receivables relating to the Lisuride Settlement Agreement.

“Current Liabilities” means the Company’s current liabilities on a consolidated basis determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Balance Sheet, but (a) specifically excluding: (i) any Permitted Indebtedness, (ii) any severance obligations set forth on Schedule 2, (iii) any Nonpermitted Indebtedness taken into account in determining the Aggregate Initial Consideration Amount, (iv) any Company Expenses taken into account in determining the Aggregate Initial Consideration Amount, (v) any Excess Severance Obligations taken into account in determining the Aggregate Initial Consideration Amount, but (b) specifically including: (w) the employer’s portion of payroll taxes relating to any severance obligations set forth on Schedule 2, (x) the employer’s portion of all payroll taxes resulting from the exercise of any Option or Warrant prior to Closing and (y) any Nonpermitted Indebtedness,

Company Expenses, and Excess Severance Obligations (and the employer’s portion of the payroll taxes relating thereto), in each case, to the extent not included in the calculation of the Aggregate Initial Consideration Amount.

“Distribution” means any and all activities related to the distribution, marketing, promoting, offering for sale and selling of any Product, including advertising, detailing, educating, planning, promoting, conducting reporting, storing, handling, shipping and communicating with Governmental Authorities and third parties in connection therewith.

“D&O Tail” means the “tail” directors’ and officers’ liability insurance policy to be purchased by the Company before Closing covering acts or omissions occurring at or prior to the Closing by those Persons who were the directors and officers of the Company prior to the Closing for a period of six (6) years after the Closing, but shall not include any other directors’ and officers’ liability insurance policy purchased by the Company in the ordinary course of its business.

“Eligible Warrants” means any Warrant for which the exercise price per share is less than the sum of (A) the Per Share Common Initial Cash Consideration and (B) the Per Share Common Escrow Consideration (it being understood that the sum of all Common Escrow Distributions after the Effective Time are to be taken into account in determining whether the exercise price of a Warrant outstanding immediately prior to the Effective Time is less than the sum of (A) and (B)).

“Eligible Optionholder” means an Optionholder with Eligible Options.

“Eligible Options” means any Option for which the exercise price per share is less than the sum of (A) the Per Share Common Initial Cash Consideration and (B) the Per Share Common Escrow Consideration (it being understood that the sum of all Common Escrow Distributions after the Effective Time are to be taken into account in determining whether the exercise price of an Option outstanding immediately prior to the Effective Time is less than the sum of (A) and (B)).

“Employee Benefit Plan” means any of the following (whether written, unwritten or terminated) which the Company or any Subsidiary of the Company sponsors, maintains or contributes to, or with respect to which the Company or any Subsidiary of the Company is obligated to make contributions, or has, or could reasonably be expected to have, any Liability:  (i) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, or sick leave plan; (ii) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (iii) any other material plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director or independent contractor, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, stock bonus or deferred bonus or compensation plan, salary reduction, change-of-control or employment agreement or consulting agreement.

“Environmental and Safety Requirements” means any Law or requirement of any applicable Contract that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) health or safety, (iii) the Release or threatened Release of or exposure to any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (iv) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall have the meaning ascribed to such term in the Escrow Agreement.

“Escrow Agreement” means an escrow agreement, dated as of the date hereof, by and among the Stockholder Representatives, Parent and the Escrow Agent.

“Escrow Amount” means fifteen million three hundred thousand dollars ($15,300,000).

“Excess Severance Obligations” means (i) any severance, termination or notice obligations or transaction bonus payments or carveout payments to any directors, employees, board observers or independent contractor of the Company or its Subsidiaries listed on Schedule 2 in excess of the amount set forth with respect to such directors, employees, board observers or independent contractors on Schedule 2 and (ii) any severance, termination or notice obligations or transaction bonus payments or carveout payments to any other director, employees, board observers or independent contractor of the Company or its Subsidiary that is not set forth on Schedule 2, including in the case of (i) and (ii) the employer’s portion of the payroll taxes relating to such severance, termination or notice obligations or transaction bonus payments or carveout payments.

“Exchange Agent Agreement” means an exchange agent agreement, dated as of the date hereof, by and among the Stockholder Representatives, the Company and the Exchange Agent.

“FDA” means the United States Food and Drug Administration, and any successor agency thereto.

“Financial Statements” shall have the meaning ascribed to such term in Section 6.6 hereof.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision.

“Hazardous Material” means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.; (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (v) asbestos that is friable or reasonably likely to become friable; (vi) polychlorinated biphenyls; (vii) microbial matter, biological toxins, mycotoxins, mold or mold spores; and (viii) other material, substance or waste to which liability or standards of conduct may be imposed under any applicable Environmental and Safety Requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated by the Federal Trade Commission thereunder.

“Income Taxes” means any federal, state, local or foreign tax which is imposed or determined with reference to (i) gross or net income or profits (including, but not limited to, capital gains, franchise, gross receipts or minimum tax but in no event including any sales or use tax, property tax, withholding tax, social security tax, or payroll tax), or (ii) multiple bases, including corporate franchise, gross receipts, net worth, privilege, doing business or occupation taxes, if one of the bases is listed in clause (i), together with any interest and penalties, fines, additions to tax or additional amounts imposed by any tax authority.

“Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, but only to the extent that money has been borrowed and is outstanding, (ii) the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person and taken into account in determining the final Net Working Capital Adjustment), (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (iv) all obligations of such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or Lien, (v) all obligations under leases which GAAP requires to be recorded as capital leases in respect of which such Person is liable as lessee, (vi) any obligation of such Person in respect of bankers’ acceptances or letters of credit, (vii) any obligations secured by Liens (other than Permitted Liens) on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (viii) all obligations of a type referred to in clause (i), (ii), (iii), (iv), (v), (vi) or (vii) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (ix) any refinancings of any of the foregoing obligations; provided, however, that, except with respect to Section 6.3, Section 6.7 and Section 6.9, Indebtedness shall not include any Current Liabilities taken into account in determining the final Net Working Capital Adjustment.

“Law” means the common law of any state, or any provision of any foreign, federal, state or local law, statute, rule, regulation, order, Permit, judgment, injunction, decree or other decision of any Governmental Authority legally binding on the relevant party or its properties.

“Liabilities” means any indebtedness (including, but not limited to, any Indebtedness), liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, whether due or to become due).

“Liens” means any claims, liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever.

“Lisuride” means any pharmaceutical preparation for administration of human use containing lisuridehydrogenmaleate and lisuride base as an active pharmaceutical ingredient.

“Lisuride Settlement Agreement” means that certain settlement agreement for an in connection with the Development and Commercialization License and Clinical Supply Agreement by and between Axxonis Pharma AG, Berlin and the Company, dated May 7, 2008.

“Manufacturing Requirements” means (i) all applicable formulae, production and packaging specifications with respect to the Products, (ii) all applicable quality control specifications with respect to the Products and (iii) the quality systems and current good manufacturing practices set forth in 21 C.F.R. (Parts 210 and 211 and Parts 600 and 610 (as applicable)), and all applicable directives, regulatory requirements and FDA rules, regulations, guides and guidance promulgated thereunder and their foreign equivalents in the Territory.

“Merrill Lynch Facility” means that certain Credit and Security Agreement, dated July 27, 2007, between Merrill Lynch Capital and the Company.

“NDA” means United States New Drug Application as defined in the FDA Act (and the regulations promulgated thereunder) pursuant to Section 505 of the FDA Act (21 U.S.C. Section 355) and the regulations promulgated thereunder for approval to market a pharmaceutical drug or product in the United States (including, where applicable, applications for pricing and reimbursement approval).

“NDA Approval” means FDA approval for Tetrabenazine for the treatment of chorea associated with Huntington’s Disease as received by the Company in letter NDA #21-894 dated August 15, 2008 from the FDA describing the terms of the approval and the ongoing obligations of the Company (including the Phase IV conditions set forth thereon) and the FDA approval packaging, labeling and package insert.

“Net Working Capital Adjustment” shall have the meaning ascribed to such term in Section 3.6(b) of this Agreement.

“Net Working Capital Amount” means the amount, if any, by which the Current Assets of the Company and its Subsidiaries on a consolidated basis as of the close of the Business Day immediately preceding the Closing Date exceeds or is less than the Current Liabilities of the Company and its Subsidiaries on a consolidated basis as of the close of the Business Day on the Business Day immediately preceding the Closing Date, as determined in accordance with GAAP and Section 3.6 hereof.

“Nonpermitted Indebtedness” means all Indebtedness of the Company or any of its Subsidiaries other than the Permitted Indebtedness, including but not limited to (i) the aggregate amount of principal and interest outstanding under the Merrill Lynch Facility in excess of the Permitted Indebtedness, and (ii) any prepayment penalty that would be due upon payment of the Merrill Lynch Facility in full as of the Closing.

“Number of Fully-Diluted Common Shares Outstanding” means the sum of (1) the aggregate number of shares of Company Common Stock outstanding as of the Effective Time plus (2) the aggregate number of shares of Company Common Stock issuable as of the Effective Time (i) upon conversion of all shares of Company Preferred Stock outstanding as of the Effective Time, (ii) upon exercise of all Eligible Warrants outstanding as of the Effective Time and (iii) upon exercise of all Eligible Options outstanding as of the Effective Time.  For purposes of clarity, the parties acknowledge and agree that the Number of Fully-Diluted Common Shares Outstanding is set forth on the Aggregate Consideration Allocation Schedule.

“Option Notice” means that certain Option notice delivered in connection with the Transactions prior to the execution of this Agreement to the holders of all Options pursuant to Section 11(c) of the Option Plan, in substantially the form approved by Parent.

“Option Plan” means the Company’s 2003 Equity Incentive Plan, as amended through the date hereof.

“Optionholder” means a holder of Options.

“Options” means the options to purchase Company Capital Stock pursuant to the Option Plan.

“Party” means any party to this Agreement.

“Per Share Common Initial Cash Consideration” means an amount equal to the greater of (x) zero and (y) the quotient of (I) the Aggregate Initial Consideration Amount minus the Adjusted Aggregate Preferred Liquidation Preference, divided by (II) the Number of Fully-Diluted Common Shares Outstanding.  For purposes of clarity, the parties acknowledge and agree that the Per Share Common Initial Cash Consideration is set forth on the Aggregate Consideration Allocation Schedule.

“Per Share Common Escrow Consideration” means an amount equal to the greater of (x) zero and (y) the quotient of (I) the Aggregate Common Escrow Consideration, divided by (II) the

Number of Fully-Diluted Common Shares Outstanding.  For purposes of clarity, the parties acknowledge and agree that the Per Share Common Escrow Consideration is set forth on the Aggregate Consideration Allocation Schedule.

“Per Share Series A Initial Cash Consideration” means, for each share of Company Series A Preferred Stock that is outstanding immediately prior to the Effective Time, an amount equal to the Series Preferred Liquidation Preference (as defined in the Amended and Restated Certificate of Incorporation after pro rata deduction for the Excess Severance Obligations) of such share, unless the Aggregate Initial Consideration Amount is less than the Adjusted Aggregate Preferred Liquidation Preference, in which case the Per Share Series A Initial Cash Consideration shall be the product of the Aggregate Initial Consideration Amount multiplied by a fraction, the numerator of which is the Series Preferred Liquidation Preference (as defined in the Amended and Restated Certificate of Incorporation after pro rata deduction for the Excess Severance Obligations) of such share and the denominator of which is the Aggregate Preferred Liquidation Preference.  For purposes of clarity, the parties acknowledge and agree that the Per Share Series A Initial Cash Consideration is set forth on the Aggregate Consideration Allocation Schedule.

“Per Share Series A Escrow Consideration” means an amount equal to the greater of (x) zero and (y) the Series Preferred Liquidation Preference (as defined in the Amended and Restated Certificate of Incorporation after pro rata deduction for the Excess Severance Obligations) for a share of Company Series A Preferred Stock minus the Per Share Series A Initial Cash Consideration.  For purposes of clarity, the parties acknowledge and agree that the Per Share Series A Escrow Consideration is set forth on the Aggregate Consideration Allocation Schedule.

“Per Share Series B Initial Cash Consideration” means, for each share of Company Series B Preferred Stock that is outstanding immediately prior to the Effective Time, an amount equal to the Series Preferred Liquidation Preference (as defined in the Amended and Restated Certificate of Incorporation after pro rata deduction for the Excess Severance Obligations) of such share, unless the Aggregate Initial Consideration Amount is less than the Adjusted Aggregate Preferred Liquidation Preference, in which case the Per Share Series B Initial Cash Consideration shall be the product of the Aggregate Initial Consideration Amount multiplied by a fraction, the numerator of which is the Series Preferred Liquidation Preference (as defined in the Amended and Restated Certificate of Incorporation) and the denominator of which is the Adjusted Aggregate Preferred Liquidation Preference.  For purposes of clarity, the parties acknowledge and agree that the Per Share Series B Initial Cash Consideration is set forth on the Aggregate Consideration Allocation Schedule.

“Per Share Series B Escrow Consideration” means an amount equal to the greater of (x) zero and (y) the Series Preferred Liquidation Preference (as defined in the Amended and Restated Certificate of Incorporation after pro rata deduction for the Excess Severance Obligations) for a share of Company Series B Preferred Stock minus the Per Share Series B Initial Cash Consideration.  For purposes of clarity, the parties acknowledge and agree that the Per Share Series B Escrow Consideration is set forth on the Aggregate Consideration Allocation Schedule.

“Per Share Series C Initial Cash Consideration” means, for each share of Company Series C Preferred Stock that is outstanding immediately prior to the Effective Time, an amount equal to the Series Preferred Liquidation Preference (as defined in the Amended and Restated Certificate of Incorporation of the Company after pro rata deduction for the Excess Severance Obligations) of such share, unless the Aggregate Initial Consideration Amount is less than the Adjusted Aggregate Preferred Liquidation Preference, in which case the Per Share Series C Initial Cash Consideration shall be the product of the Aggregate Initial Consideration Amount multiplied by a fraction, the numerator of which is the Series Preferred Liquidation Preference (as defined in the Amended and Restated Certificate of Incorporation) for such share and the denominator of which is the Adjusted Aggregate Preferred Liquidation Preference.  For purposes of clarity, the parties acknowledge and agree that the Per Share Series C Initial Cash Consideration is set forth on the Aggregate Consideration Allocation Schedule.

“Per Share Series C Escrow Consideration” means an amount equal to the greater of (x) zero and (y) the Series Preferred Liquidation Preference (as defined in the Amended and Restated Certificate of Incorporation after pro rata deduction for the Excess Severance Obligations) for a share of Company Series C Preferred Stock minus the Per Share Series C Initial Cash Consideration.  For purposes of clarity, the parties acknowledge and agree that the Per Share Series C Escrow Consideration is set forth on the Aggregate Consideration Allocation Schedule.

“Permit” or “Permits” means all permits, licenses, certifications, approvals, consents and authorizations by or of, or registrations or filings with, any Governmental Authority, other than a Regulatory Health Authority.

“Permitted Indebtedness” means the aggregate amount of principal and interest outstanding under the Merrill Lynch Facility as of the Closing and any prepayment penalty that would be due upon payment of the Merrill Lynch Facility in full as of the Closing; provided that in no event shall the Permitted Indebtedness exceed $9,300,000.

“Permitted Liens” means any (i) inchoate mechanics’, carriers’, workers’, contractor’s repairman’s, and other similar Liens arising in the ordinary course of business that are not delinquent and that in the aggregate are not material in amount and do not interfere with the present use of the assets to which they apply; (ii) inchoate Liens for current Taxes and assessments not yet due and payable; or (iii) Liens set forth on Schedule 6.3 of the Company Disclosure Schedule attached hereto; provided, however, that if any inchoate Lien described in clause (i) or (ii) above becomes a choate Lien (and, with respect to (ii), such Taxes exceed the amount specifically accrued or reserved therefor on the Closing Balance Sheet as finally determined pursuant to Section 3.5, other than accrual or reserve for deferred Taxes established to reflect timing differences between book and Tax income), the cost of removing such Lien shall be deemed a Current Liability.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or Governmental Authority.

“Preferred Escrow Distribution” means any distribution to the Stockholders and Warrantholders from the Escrow Account pursuant to the Escrow Agreement that are not Common Escrow Distributions.

“Products” means all dosage forms, formulations, strengths, package sizes and types of Tetrabenazine and Lisuride pharmaceutical products (whether branded or generic) for administration of human use of the Company and its Subsidiaries.

“Proprietary Rights” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, domain names, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights (both statutory and common law), and all applications, registrations, and renewals in connection therewith, (iv) all regulatory exclusivity rights, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, templates, formulas, algorithms, compositions, production and business processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) the percentages and specifications of ingredients, the manufacturing processes, specifications, technology, quality control and testing procedures used or held for use in connection with the manufacture, the formulation, testing and packaging of the Product (or the active pharmaceutical ingredients used therein) for sale, marketing, distribution, or use in the Territory, (vii) product specifications, processes, product designs, plans, trade secrets, ideas, concepts, inventions, patents, patent applications, manufacturing, engineering and other manuals and drawings, SOPs, PLCs, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, data, research records, all promotional literature, supplier lists and similar data and information, and all other confidential or proprietary technical and business information relating to, used or held for use exclusively in connection with the Products (including, but not limited to, any license or other rights, whether as a licensor, a licensee, or otherwise relating thereto) or the active pharmaceutical ingredients used therein, (viii) all other proprietary rights, and (ix) all copies and tangible embodiments thereof (in whatever form or medium).

“Registrations” means the regulatory approvals, authorizations, licenses, applications, agreements, Permits, Investigational New Drug Applications, MAAs, NDAs, Marketing Applications, Orphan Drug Applications and other permissions held by the Company or a Subsidiary of the Company relating primarily or exclusively to any Product issued or to be issued by Governmental Authorities in the Territory, as set forth on Schedule 6.22.

“Regulatory Health Authority” means any Governmental Authority in the Territory that is concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals, medical products, biologics or biopharmaceuticals, including the FDA.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders” means the holders of Company Capital Stock as of the Effective Time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other entity of which securities or other equity interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, escheat, abandoned property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability for a Tax assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included or required to be included) in any Tax Returns relating thereto.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed with a Tax authority in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws or administrative requirements relating to any Taxes.

“Territory” means the United States of America and Canada.

“Tetrabenazine” means all dosage forms, formulations, strengths and package sizes (whether branded or generic) of the pharmaceutical product for administration for human use containing tetrabenazine as an active pharmaceutical ingredient to be commercialized in the United States under the brand name Xenazine® (NDA # 21,894) and commercialized in Canada under the brand name Nitoman®.

“Transaction Documents” means this Agreement, the Escrow Agreement and the other agreements, documents, certificates and instruments being delivered pursuant to or specifically contemplated by this Agreement.

“Transactions” means the Merger and all of the transactions contemplated by the Transaction Documents, including the Redemption.

“Transfer Tax” means any stamp or other sales, transfer, use, value added, registration, documentary, excise or similar transaction Tax or fee imposed under the Laws of the United

States or any state, country or municipality or other subdivision thereof or of any foreign jurisdiction, arising as a result of the consummation of the Merger, including any penalties and interest thereon.

“Warrantholder” means a holder of a Warrant.

“Warrants” means the warrants to purchase Company Capital Stock outstanding as of the Effective Time.

ARTICLE 2

THE MERGER

2.1          The Merger.  Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 2.2), Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.2          Effective Time; Closing.  On the Closing Date, subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article 8, the Parties shall cause the Merger to be consummated by (i) filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) making all other filings and recordings required under the DGCL.  The term “Effective Time” means the date and time of the filing of the Certificate of Merger.

2.3          Effect of the Merger.  At and after the Effective Time, the Merger shall have the effects as set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4          Certificate of Incorporation; Bylaws.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to read in its entirety as set forth in Exhibit D, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended, restated, repealed or otherwise modified in accordance with the DGCL and the Certificate of Incorporation of the Surviving Corporation.

(b)           At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Bylaws of Merger Sub. as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended, restated, repealed or otherwise modified in accordance with DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws, except that all references to Merger

Sub in the Bylaws of the Surviving Corporation shall be changed to refer to Prestwick Pharmaceuticals, Inc.

2.5          Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

ARTICLE 3

MERGER CONSIDERATION, EXCHANGE OF CERTIFICATES

3.1          Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)           each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1(e) and any Dissenting Shares (as defined in Section 3.5)) shall be converted into the right to receive an amount of cash equal to the sum of (i) the Per Share Common Initial Cash Consideration, if any, and (ii) a pro rata portion of any Common Escrow Distribution, if any, determined by multiplying the amount of such Common Escrow Distribution by a fraction, the numerator of which is the Per Share Common Escrow Consideration and the denominator of which is the Aggregate Common Escrow Consideration;

(b)           each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series A Preferred Stock to be canceled pursuant to Section 3.1(e) and any Dissenting Shares) shall be converted into the right to receive an amount of cash equal to the sum of (i) the Per Share Series A Initial Cash Consideration, (ii) the product of the Per Share Common Initial Cash Consideration, if any, multiplied by the number of shares of Company Common Stock into which such share of Company Series A Preferred Stock was convertible as of immediately prior to the Effective Time, (iii) a pro rata portion of any Preferred Escrow Distribution, if any, determined by multiplying the amount of such Preferred Escrow Distribution by a fraction, the numerator of which is the Per Share Series A Escrow Consideration and the denominator of which is the Aggregate Preferred Escrow Consideration, and (iv) a pro rata portion of any Common Escrow Distribution, if any, determined by multiplying the amount of such Common Escrow Distribution by a fraction, the numerator of which is the product of the Per Share Common Escrow Consideration, multiplied by the number of shares of Company Common Stock into which such share of Company Series A Preferred Stock was convertible as of immediately prior to the Effective Time, and the denominator of which is the Aggregate Common Escrow Consideration;

(c)           each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series B Preferred Stock to be canceled pursuant to Section 3.1(e) and any Dissenting Shares) shall be converted into the right to receive an amount of cash equal to the sum of (i) the Per Share Series B Initial Cash Consideration, (ii) the product of the Per Share Common Initial Cash Consideration, if any, multiplied by the number of shares of Company Common Stock into which such shares of Company Series B Preferred Stock was convertible as of immediately prior to the Effective Time, (iii) a pro rata portion of any Preferred Escrow Distribution, if any, determined by multiplying the amount of such Preferred Escrow Distribution by a fraction, the numerator of which is the Per Share Series B Escrow Consideration and the denominator of which is the Aggregate Preferred Escrow Consideration, and (iv) a pro rata portion of any Common Escrow Distribution, if any, determined by multiplying the amount of such Common Escrow Distribution by a fraction, the numerator of which is the product of the Per Share Common Escrow Consideration, multiplied by the number of shares of Company Common Stock into which such share of Company Series B Preferred Stock was convertible as of immediately prior to the Effective Time, and the denominator of which is the Aggregate Common Escrow Consideration;

(d)           each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series C Preferred Stock to be canceled pursuant to Section 3.1(e) and any Dissenting Shares) shall be converted into the right to receive an amount of cash equal to the sum of (i) the Per Share Series C initial Cash Consideration, (ii) the product of the Per Share Common Initial Cash Consideration, if any, multiplied by the number of shares of Company Common Stock into which such share of Company Series C Preferred Stock was convertible as of immediately prior to the Effective Time, (iii) a pro rata portion of any Preferred Escrow Distribution, if any, determined by multiplying the amount of such Preferred Escrow Distribution by a fraction, the numerator of which is the Per Share Series C Escrow Consideration and the denominator of which is the Aggregate Preferred Escrow Consideration, and (iv) a pro rata portion of any Common Escrow Distribution, if any, determined by multiplying the amount of such common Escrow Distribution by a fraction, the numerator of which is the product of the Per Share Common Escrow Consideration, multiplied by the number of shares of Company Common Stock into which such share of Company Series C Preferred Stock was convertible as of immediately prior to the Effective Time, and the denominator of which is the Aggregate Common Escrow Consideration

(e)           each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto;

(f)            each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.  The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding shares of common stock of the Surviving Corporation;

(g)           each Warrant outstanding immediately prior to the Effective Time shall, pursuant to the terms of such Warrant, be canceled in exchange for the right to receive (i) an amount of cash equal to the product of (A) the number of shares of Company Common Stock issuable upon exercise of such Warrant and (B) the difference between the Per Share Common Initial Cash Consideration, if any, minus the per share exercise price of such Warrant and (ii) a pro rata portion of any Common Escrow Distribution, if any, determined by multiplying the amount of such Common Escrow Distribution by a fraction, the numerator of which is the product of the difference between the Per Share Common Escrow Consideration and the per share exercise price of such Warrant (solely to the extent such exercise price was not taken into account in calculating the amount payable pursuant to clause (i) above), multiplied by the number of shares of Company Common Stock into which such Warrant is then convertible as of immediately prior to the Effective Time, and the denominator of which is the Aggregate Common Escrow Consideration (provided that if such calculation results in a negative number, the lump sum cash payment shall be deemed to be $0); and

(h)           each Eligible Option outstanding immediately prior to the Effective Time shall, pursuant to the terms of such Eligible Options, be converted into the right to receive an amount of cash equal to (i) the product of (A) the number of shares of Company Common Stock issuable upon exercise of such Eligible Option and (B) the difference between the Per Share Common Initial Cash Consideration, if any, minus the per share exercise price of such Eligible Option and (ii) the right to receive a pro rata portion of any Common Escrow Distribution, if any, determined by multiplying the amount of such Common Escrow Distribution by a fraction, the numerator of which is the product of the difference between the Per Share Common Escrow Consideration and the per share exercise price of such Eligible Option (solely to the extent such exercise price was not taken into account in calculating the amount payable pursuant to clause (i) above), multiplied by the number of shares of Company Common Stock into which such Eligible Option is then convertible as of immediately prior to the Effective Time, and the denominator of which is the Aggregate Common Escrow Consideration (provided that if such calculation results in a negative number, the cash payment shall be deemed to be $0).  As of the Effective Time, all Options shall be cancelled pursuant to the terms of such Options without payment of any consideration thereon other than as provided in this Section 3.1(h).

(i)            It is acknowledged that pursuant to Section 1(b)(iv) of the Redemption Agreement, at the time of any Preferred Escrow Distribution, holders of Company Preferred Stock that were redeemed in the Redemption shall have the right, pursuant to Section 1(b)(iv) of the Redemption Agreement, to receive out of the Escrow Account an amount of up to the amount listed, for each series of Company Preferred Stock so redeemed, as set forth on Schedule 2 to the Redemption Agreement, on a pro rata basis based on the number of shares of Company Preferred Stock outstanding as of immediately prior to the Redemption.  The other provisions of this Agreement related to the relative amounts of Preferred Escrow Distributions payable to holders of Company Preferred Stock are hereby adjusted to give effect to this right.

For purposes of calculating the amount of cash payable to each Stockholder, Warrantholder and Eligible Optionholder pursuant to this Section 3.1, all shares of Company Capital Stock held by such Stockholder, all Eligible Warrants held by such Warrantholder and all Eligible Options held by such Eligible Optionholder pursuant to this Section 3.1 shall be aggregated, and the aggregate amount of cash payable to such Stockholder shall be rounded (up or down) to the nearest whole cent.  Notwithstanding anything in this Agreement to the contrary, the aggregate amount paid to the Stockholders, Warrantholders and Optionholders with respect to all Company Capital Stock, Warrants and Options shall not exceed (A) the sum of (i) the Aggregate Initial Consideration Amount, (ii) the aggregate amount of all Preferred Escrow

Distributions and Common Escrow Distributions, minus (B) the aggregate amounts that would be payable with respect to all Dissenting Shares if such shares were not Dissenting Shares.

3.2          Exchange Fund.  At Closing, Parent will pay in trust to the Exchange Agent (as defined below) for the benefit of each Stockholder, Warrantholder or Eligible Optionholder (the “Exchange Fund”), by wire transfer of immediately available funds, the Aggregate Initial Consideration Amount set forth on the Aggregate Consideration Allocation Schedule.

3.3          Surrender of Certificates and Warrant Agreements

(a)           Letter of Transmittal.  Parent has engaged JP Morgan Exchange Services, as exchange agent (the “Exchange Agent”), on terms and conditions as set forth in the Exchange Agent Agreement.  On the Closing Date, Parent will instruct the Exchange Agent to deliver to each Stockholder, Warrantholder and Eligible Optionholder, as the case may be, a letter of transmittal (the “Letter of Transmittal”), in the form attached hereto as Exhibit B, with respect to the certificates representing Company Capital Stock (the “Certificates”) and the original Warrants issued to the Warrantholders (the “Warrant Agreements”), respectively.  Parent shall instruct the Exchange Agent to deliver promptly upon receipt of an executed Letter of Transmittal and Certificates or Warrant Agreements from such Stockholder, Warrantholder or Eligible Optionholder, without interest, the consideration payable in respect of such shares of Company Capital Stock, Warrants or Options, as the case may be, and the Certificates or Warrant Agreements so surrendered, shall forthwith be canceled.  Until so surrendered as contemplated by this Article 3, each outstanding Certificate or Warrant Agreement shall, subject to appraisal rights under the DGCL and Section 3.5, be deemed at any time after the Effective Time to represent only the right to receive the consideration payable in respect of such shares of Company Capital Stock, Warrant or Option, as the case may be, in accordance with this Agreement, and until such Certificate or Warrant Agreement is surrendered along with a properly executed Letter of Transmittal, no consideration shall be payable for such shares of Company Capital Stock, Warrant or Option.

(b)           Payments with respect to Unsurrendered Shares and Warrants; No Liability.  Any portion of the Exchange Fund which remains undistributed to the Stockholders, Warrantholders and Eligible Optionholders for one hundred eighty (180) calendar days after the Closing shall be delivered to Parent, upon demand, and any Stockholder, Warrantholder or Eligible Optionholder who has not thereto complied with this Section 3.3 shall thereafter look only to Parent and the Surviving Corporation for, and Parent and the Surviving Corporation shall remain jointly and severally liable for, payment of their claim for the consideration, provided, however, until the remaining Exchange Fund is delivered to Parent, any Stockholder, Warrantholder or Eligible Optionholder’s remedy for any claim for any portion of such undistributed funds shall be against the Exchange Agent and not against Parent or the Company and neither Parent nor the Company shall have any liability for such undistributed funds prior to delivery of such funds to Parent from the Exchange Agent.  Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any Stockholder, Warrantholder or Eligible Optionholder for any consideration delivered by Parent in respect of such share of Company Capital Stock, Warrant or Option to a public official in compliance with any abandoned property, escheat or other similar Law

(c)           Transfers of Ownership.  If the payment of the consideration payable in respect of shares of Company Capital Stock or Warrants in accordance with Section 3.1 is to be paid to a Person other than the Person in whose name the Certificates or Warrant Agreements surrendered in exchange therefor are registered, it will be a condition of payment that the Certificates or Warrant Agreements so surrendered be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer (excluding any medallion guarantee), and that the Persons requesting such payment will have paid any transfer or other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the Certificates or Warrant Agreements surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such Tax is not applicable.

(d)           Withholding for Payment of Taxes.  Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Exchange Agent, Parent or the Surviving Corporation, as the case may be, and paid over to the proper Governmental Authority, such withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made by Parent or the Surviving Corporation, as the case may be.  The Exchange Agent, Parent or the Surviving Corporation, as the case may be, shall give written notice to each such holder of any such withholding, and shall further promptly provide any such Person any additional documentation required for such Person’s Tax filings, as may be reasonably be requested by such Person.

(e)           Lost, Stolen or Destroyed Certificates or Warrant Agreements.  In the event that any Certificates or Warrant Agreements shall have been lost, stolen or destroyed, the Exchange Agent, Parent or the Surviving Corporation, as the case may be, shall pay in exchange for such lost, stolen or destroyed Certificates or Warrant Agreements, upon the making of an affidavit of that fact by the holder thereof, in addition to an indemnity and bond reasonably acceptable to the Company, the consideration payable in respect of such shares of Company Capital Stock or Warrants in accordance with Section 3.1.

(f)            Investment of Exchange Fund.  The Exchange Agent shall invest the cash in the Exchange Fund as reasonably directed by Parent and approved by the Stockholder Representatives.  Any interest and other income resulting from such investments shall be paid to Parent.

3.4          Aggregate Consideration Allocation Schedule.

(a)           Attached hereto as Schedule 3 is a schedule prepared by the Company and certified and signed on behalf of the Company by an executive officer of the Company (the “Aggregate Consideration Allocation Schedule”) that (i) lists all of the Stockholders, Warrantholders and Eligible Optionholders of record immediately prior to the Effective Time, (ii) reflects, as determined pursuant to the Amended and Restated Certificate of Incorporation of the Company immediately prior to the Effective Time and this Agreement, the Aggregate Initial Consideration Amount (and all components in calculating thereof) payable to each such Stockholder, Warrantholder or Eligible Optionholder and the Per Share Common Escrow

Consideration, Per Share Series A Escrow Consideration, Per Share Series B Escrow Consideration and Per Share Series C Escrow Consideration with respect to each Stockholder, Warrantholder and Eligible Optionholder.

(b)           The Company and its Subsidiaries hereby acknowledge and agree that (x) Parent, Merger Sub and the Surviving Corporation are entitled to rely solely on the accuracy of the Aggregate Consideration Allocation Schedule, (y) neither Parent, Merger Sub nor the Surviving Corporation shall have any responsibility for any mistakes or errors in the calculation or miscalculation of the amount of consideration paid to any Stockholder, Warrantholder or Eligible Optionholder in reliance on the Aggregate Consideration Allocation Schedule or as a result thereof and (z) that no Stockholder, Warrantholder or Eligible Optionholder shall have any recourse against Parent, Merger Sub or the Surviving Corporation for any such mistake or error in the Aggregate Consideration Allocation Schedule or any payments made in reliance thereon.

3.5          Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, each issued and outstanding share of Company Capital Stock that is held by a Person who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law and, in the case of any Person required to have exercised appraisal rights under Section 262 of the DGCL as of the Effective Time in order to preserve such rights, with respect to which appraisal rights under the DGCL have been properly exercised, shall not be converted into the right to receive any portion of the Aggregate Initial Consideration Amount or the Escrow Amount and shall be converted into the right to receive payment of the fair value of such Dissenting Shares from the Surviving Corporation with respect thereto as provided by the DGCL (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares as provided by the DGCL), unless and until the holder of any such share shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, in which case such share shall thereupon be deemed, as of the Effective Time, to have been converted into and exchangeable for the right to receive, upon surrender of such Certificate (unless Section 3.3(e) has been complied with) and delivery of a Letter of Transmittal in accordance with this Article 3, without interest, in accordance with this Agreement, the amount into which shares are converted pursuant to Section 3.1.  From and after the Effective Time, no Stockholder who has demanded appraisal rights shall be entitled to vote his, her or its shares of Company Capital Stock for any purpose or to receive payment of dividends or other distributions on his, her or its shares.  Any shares of Company Capital Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, are referred to herein as the “Dissenting Shares.”  The defense of any claim related to the appraisal of Company Capital Stock with respect to the Merger and with respect to any holder of Dissenting Shares (a “Dissenters Rights Claim”) shall be controlled exclusively by the Parent, subject to regular written notice to the Stockholders or the Stockholders Representative, and subject to acting reasonably and in good faith.  All legal fees, costs, valuations or any other expenses of any kind whatsoever incurred by or paid by the Company and its Subsidiaries in connection with the defense, settlement or other disposition of any Dissenters Rights Claim to the extent related to such Dissenters Rights Claim, and any and all amounts paid as a judgment or settlement or any other proceeding with respect to such Dissenters Rights Claim to the extent amounts paid in such judgment or settlement exceed the consideration otherwise payable in respect of such shares under this Agreement shall be paid one-half by the Parent and one-half from the Escrow Amount.  If the Parent reasonably and actually incurs any costs in connection with a Dissenters Rights Claim, it shall submit a detailed calculation and description of such amounts to the Stockholder Representatives and within ten (10) Business Days of the receipt of such notice, the Stockholder Representatives and Parent shall cause a Joint Direction (as defined in the Escrow Agreement) to be delivered pursuant to the Escrow Agreement, which Joint Direction shall direct the Escrow Agent to make a payment of fifty percent (50%) of the amount of such costs out of the Escrow Account, and Parent shall concurrently pay fifty percent (50%) of the amount of such costs.  In the event Parent receives any reimbursement recovery or credit for any such costs which were actually paid, fifty percent (50%) of such amount shall be paid by Parent into the Escrow Account.

3.6          Escrow and Net Working Capital Adjustment.

(a)           At Closing, Parent shall deliver to the Escrow Agent, by wire transfer of immediately available funds, an aggregate amount equal to the Escrow Amount to be held in an escrow account and disbursed in the manner set forth in the Escrow Agreement, which shall provide that fifty percent (50%) of the Escrow Amount, less (i) any payments paid out of the Escrow during the first twelve (12) months and (ii) Parent’s reasonable estimate of the maximum aggregate amount of all pending claims against the Escrow Amount, subject to the procedural requirements of the Escrow Agreement, shall be paid to the Exchange Agent for payment to the Stockholders, Warrantholders and Eligible Optionholders in accordance with the Letters of Transmittal twelve (12) months after Closing and the balance of such funds shall be paid to Exchange Agent for payment to the Stockholders, Warrantholders and Eligible Optionholders in accordance with the Letters of Transmittal eighteen (18) months after the Closing less the total amount of any pending claims.  The Parties hereto agree that Parent shall be treated as the owner of the Escrow Amount, all interest and other income earned on the Escrow Account shall be reported as taxable income of Parent, and no Stockholder, Warrantholder or Eligible Optionholder shall be treated for Tax purposes as having received any of the Escrow Amount, in each case, except to the extent and until such amount is actually disbursed to the Stockholders, Warrantholder or Eligible Optionholder in accordance with the Escrow Agreement.  Except as otherwise required by law, the Parties hereto shall file applicable Tax forms consistent with such treatment.  Any disputes relating to the distribution of the Escrow Amount shall be subject to the dispute resolution provisions set forth in the Escrow Agreement.  Any distribution of the Escrow Amount to the Stockholders, Warrantholders and Eligible Optionholders shall be done in accordance with instructions (including allocation instructions) provided to the Escrow Agent by the Stockholder Representatives.  None of Parent, Merger Sub or the Surviving Corporation shall have any Liability to any Stockholder, Warrantholder and Eligible Optionholder with respect to such allocation of the Escrow Amount.

(b)           Determination of Adjustment Amount.  The Parties hereto have agreed that the “Net Working Capital Adjustment” shall be the amount of the difference between the Net Working Capital Amount and zero, which shall result in a change in the Aggregate Initial Consideration Amount such that if the difference is positive, there shall be an increase in the Aggregate Initial Consideration Amount and, if the difference is negative, there shall be a decrease in the Aggregate Initial Consideration Amount.

(c)           Estimated Net Working Capital Adjustment.  The Company has prepared, in good faith, an estimated consolidated balance sheet of the Company and its Subsidiaries as of a date no later than the close of business on the Business Day prior to the Closing Date, in form and substance reasonably acceptable to Parent and the Company (the “Estimated Closing Balance Sheet”), and a statement which shall set forth estimates of the Net Working Capital Amount (the “Estimated Net Working Capital Adjustment Statement”) and the resulting Net Working Capital Adjustment, if any (the “Estimated Net Working Capital Adjustment”).  The Company has prepared such Estimated Closing Balance Sheet and Estimated Net Working Capital Adjustment Statement in accordance with GAAP using, to the extent consistent with GAAP, the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the balance sheet of the Company for the period ended December 31, 2007 and did not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting from the Merger or the other Transactions (the “Applicable Principles”). The Aggregate Initial Consideration Amount to be delivered by Parent at the Closing pursuant to Section 3.2 shall be changed by the amount of the Estimated Net Working Capital Adjustment, which change shall be an increase if the Estimated Net Working Capital Adjustment is a positive number and which change shall be a decrease if the Estimated Net Working Capital Adjustment is a negative number.  The Estimated Closing Balance Sheet and Estimated Net Working Capital Adjustment shall be accepted for purposes of determining the amount of cash payable at the Closing, but shall not affect the rights of the Parties to dispute the Closing Balance Sheet as provided in Sections 3.6(e), (f) and (g).

(d)           Preparation of Closing Balance Sheet.  As promptly as practicable, but not later than sixty (60) calendar days after the Closing Date (the “Preparation Period”), Parent shall prepare in good faith, or cause to be prepared in good faith, and shall deliver to the Stockholder Representatives a consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the Business Day immediately preceding the Closing Date (the “Closing Balance Sheet”), and a statement which shall set forth the Net Working Capital Amount (the “Net Working Capital Adjustment Statement”) and the resulting Net Working Capital Adjustment which shall be prepared in accordance with GAAP, using, to the extent consistent with GAAP, the Applicable Principles.  The Stockholder Representatives and their accountants and representatives may meet with or make inquiries of Parent and its accountants and representatives at any time (whether prior to, during or subsequent to the preparation of the Closing Balance Sheet and Net Working Capital Adjustment Statement) regarding questions concerning, or disagreements with, the Closing Balance Sheet and the other statement arising in the course of their review thereof, and Parent shall use its, and shall cause the Company and its Subsidiaries to use their respective, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries.  Immediately after receipt of the Closing Balance Sheet or the other statement, the Stockholder Representatives shall be given reasonable access to (and reasonable numbers of copies of), the books and records of the Company and its Subsidiaries and all of Parent’s and its representatives’ work papers, worksheets, notes and schedules used in the preparation of the Closing Balance Sheet during reasonable business hours for the purpose of reviewing the Closing Balance Sheet and the Net Working Capital Adjustment Statement.  Unless Parent provides the Stockholder Representatives the Closing Balance Sheet and the Net Working Capital Adjustment Statement in writing within such Preparation Period, the Estimated Closing Balance Sheet and the Estimated Net Working

Capital Adjustment Statement delivered to Parent by the Company prior to Closing and the resulting Estimated Net Working Capital Adjustment, if any, shall be binding on the Parties, and shall be the final Closing Balance Sheet and the final Net Working Capital Adjustment for purposes of this Agreement.

(e)           Review of Closing Balance Sheet.  Within twenty (20) days after the receipt of the Closing Balance Sheet and the Net Working Capital Adjustment Statement by the Stockholder Representatives (the “Review Period”), the Stockholder Representatives shall propose in good faith to Parent such adjustments (if any) therein as shall in the Stockholder Representatives’ good faith judgment be required to cause the Closing Balance Sheet and the Net Working Capital Adjustment Statement to reflect fairly those items required to be included therein.  Unless the Stockholder Representatives notifies Parent in writing within such Review Period of an objection to any item or computation set forth on the Closing Balance Sheet and the Net Working Capital Adjustment Statement, specifying in reasonable detail the basis for such objection, the Closing Balance Sheet and the Net Working Capital Adjustment Statement delivered to the Stockholder Representatives by Parent, and the resulting Net Working Capital Adjustment, if any, shall be binding on the Parties hereto, and shall be the final Closing Balance Sheet and the final Net Working Capital Adjustment for purposes of this Agreement.

(f)            Dispute Resolution.  Any dispute concerning any portion or amount of the Net Working Capital Adjustment set forth on the Closing Balance Sheet and the Net Working Capital Adjustment Statement which cannot be resolved by the Parties despite good faith negotiations, all within ten (10) calendar days after Parent’s receipt of the Stockholder Representatives’ written objection, shall be submitted for determination to a nationally-recognized certified public accounting firm which is independent of Parent and the Company and reasonably approved by Parent and the Company (the “Arbiter”) for resolution of the disputed items and determination of the Closing Balance Sheet, the Net Working Capital Amount and the resulting Net Working Capital Adjustment.  Prior to referring the matter to the Arbiter, the Parties shall agree on the procedures to be followed by the Arbiter, including procedures with regard to the presentation of evidence.  If the Parties are unable to agree upon procedures within the time prescribed for referral of the dispute to the Arbiter, the Arbiter shall establish such procedures giving due regard to the intention of the Parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may, but need not, be those proposed by either Parent or the Stockholder Representatives.  Parent, the Stockholder Representatives and their respective representatives will each furnish to the Arbiter and the other Parties such work papers, schedules and other documents relating to the unresolved disputed issues as the Arbiter may request.  The Arbiter shall be directed to render a written report to the Parties on the unresolved disputed issues with respect to the Closing Balance Sheet and the resulting Net Working Capital Adjustment as promptly as practicable, and to resolve only those issues in dispute that were identified with reasonable specificity by the Stockholder Representatives in its objection.  The determination by the Arbiter shall be based solely on presentations by Parent, on the one hand, and the Stockholder Representatives, on the other hand, and shall not involve independent review.  Any determination of the Net Working Capital Adjustment by the Arbiter shall not be outside the range defined by the respective amounts in the Closing Balance Sheet proposed by Parent and the Stockholder Representatives proposed adjustments thereto, and such determination shall be final and binding upon the Parties.  Any further submissions to the Arbiter must be written and delivered to each Party.  The Arbiter’s determination shall be based solely on the definitions of Net Working Capital Amount contained herein and the provisions of this Section 3.6.  The Stockholder Representatives and Parent shall use their reasonable efforts to cause the Arbiter to resolve all disagreements as soon as practicable.  The costs and expenses of the Arbiter shall be allocated between Parent, on the one hand, and the Stockholder Representatives (solely from and to the extent of the Escrow Amount), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party hereto bears to the amount actually contested by such Party hereto.  For example, if the Stockholder Representatives claims the appropriate adjustments are $1,000 greater than the amount determined by Parent’s accountants, and Parent contests only $500 of the amount claimed by the Stockholder Representatives, and if the Arbiter ultimately resolves the dispute by awarding to Parent $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to the Stockholders, Warrantholders and Eligible Optionholders and 40% (i.e., 200 ÷ 500) to Parent.

(g)           Payment of Net Working Capital Adjustment.  Within five (5) Business Days following (i) the termination of the Review Period, if no written objection to the Closing Balance Sheet and Net Working Capital Adjustment has been delivered by the Stockholder Representatives during the Review Period in accordance with Section 3.6, (ii) the acceptance by Parent of the Stockholder Representatives’ proposed adjustments to the Closing Balance Sheet and the Net Working Capital Adjustment, (iii) the agreement by Parent and the Stockholder Representatives to a Closing Balance Sheet and Net Working Capital Adjustment in accordance with this Section 3.6 or (iv) resolution by the Arbiter of any Closing Balance Sheet and Net Working Capital Adjustment disputes pursuant to subsection (f) above, (A) in the event that the Estimated Net Working Capital Adjustment exceeds the final Net Working Capital Adjustment the Stockholder Representatives and Parent shall execute and cause a Joint Direction (as defined in the Escrow Agreement) to be delivered pursuant to the Escrow Agreement within five (5) Business Days after such resolution, which Joint Direction shall direct the Escrow Agent to make a payment out of the Escrow Account to Parent in an amount equal to such excess, and (B) in the event the final Net Working Capital Adjustment exceeds the Estimated Net Working Capital Adjustment, Parent shall pay the Exchange Agent (for the benefit of all of the Stockholders, Warrantholders and Eligible Optionholders in accordance with their Per Share Common Escrow Consideration, Per Share Series A Escrow Consideration, Per Share Series B Escrow Consideration or Per Share Series C Escrow Consideration, as the case may be) the amount of such excess by wire transfer of immediately available funds to an account designated in writing by the Stockholder Representatives.

(h)           Severance Obligations. All obligations set forth in Schedule 2 required to be paid at the Closing shall be paid to Parent to the beneficiary named therein on behalf of the Company at Closing, and the remaining obligations under Schedule 2 shall be satisfied as soon as required thereafter.

(i)            Permitted Indebtedness.  Parent shall pay the Permitted Indebtedness on behalf of the Company at the Closing.

ARTICLE 4

OTHER AGREEMENTS AND COVENANTS

4.1          Director and Officer Liability and Indemnification.

(a)           For a period of six (6) years after the Closing, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries (including the Company and the Surviving Corporation) to, amend, repeal or modify any provision in the organizational and governance documents of the Company or any Subsidiary of the Company or the Surviving Corporation relating to the exculpation or indemnification of any officers and directors thereof in any way adverse to such officers and directors (unless required by Law), it being the intent of the Parties that the officers and directors of the Company or any Subsidiary of the Company or the Surviving Corporation shall continue to be entitled to such exculpation and indemnification to the fullest extent of the Law.

(b)           For a period of six (6) years after the Closing, Parent and Merger Sub shall cause the Company and the Surviving Corporation to, maintain in effect the D&O Tail.  Prior to the Closing, the Company shall pay for all premiums for the D&O Tail.

4.2          Tax Matters.

(a)           The Stockholder Representatives shall, at Parent’s reasonable expense,  timely prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries relating to Income Taxes for all periods ending on or prior to the Closing Date with respect to which a Tax Return was not due on or before the Closing Date (“Pre-Closing Returns”); provided, however, that Parent shall prepare any portion of the Tax Return that relates to transactions occurring on the Closing Date or Two Business Days immediately preceding the Closing Date.  All such Pre-Closing Returns shall be prepared and filed in a manner consistent with the past practice of the Company and its Subsidiaries unless otherwise required by applicable Law.  The Stockholder Representatives shall pay to Parent at least three (3) Business Days prior to the date on which Income Taxes are due with respect to any Pre-Closing Period (taking into account extensions) an amount equal to the portion of the Income Taxes for such Pre-Closing Period (as finally determined under this Section 4.2(a)) that are allocable to the portion of such Pre-Closing Period ending on September 5, 2008, determined using the principles set forth in Section 4.2(c).  The Stockholder Representatives shall submit each of the Pre-Closing Returns to Parent for review at least thirty (30) calendar days prior to the due date for the filing of such Pre-Closing Return (taking into account properly obtained any extensions).  Parent shall have the right to review and comment on each Pre-Closing Return prior to the filing of such Pre-Closing Return.  The Stockholder Representatives and Parent agree to consult and resolve in good faith any issues and comments arising as a result of Parent’s review of each Pre-Closing Return, and mutually to consent to filing as promptly as possible each Pre-Closing Return; provided that if the Stockholder Representatives and Parent are unable to resolve any such issue within fifteen (15) calendar days after any Pre-Closing Return is submitted to Parent, the dispute shall be submitted to the Arbiter for resolution in accordance with Section 3.6(f).   Parent will have final authority over the treatment of all items in the portion of any Tax Return that it prepares pursuant to this Section 4.2(a) and disputes (if any) in respect of such items will not be submitted to the Arbiter; provided, however, that if the treatment of any such items could reasonably be expected to adversely affect the Tax liability of the Stockholders, Optionholders or Warrantholders or to create an indemnification obligation with respect to Taxes under Section 10.1(a) (it being acknowledged for purposes of this Section 4.2(a) that solely the completion of the transactions occurring on the Closing Date or the Two Business Days immediately preceding the Closing Date, themselves, will not have such adverse effect or create an indemnification obligation), then such items shall be submitted to the Arbiter for resolution in accordance with Section 3.6(f).

(b)           Parent shall timely prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiaries with respect to any period beginning on or before the Closing Date and ending after the Closing Date (each, a “Straddle Period”) relating to Income Taxes (the “Parent’s Returns”).  All such Parent’s Returns shall be prepared and filed in a manner consistent with the past practice of the Company and its Subsidiaries in filing Income Tax Returns relating to Taxes unless otherwise required by applicable Law.  The Stockholder Representatives shall pay to Parent at least three (3) Business Days prior to the date on which Income Taxes are due with respect to any Straddle Period (taking into account extensions) an amount equal to the portion of the Income Taxes for such Straddle Period (as finally determined under this Section 4.2(b)) that are allocable to the portion of such Straddle Period ending on September 5, 2008, determined using principles set forth in Section 4.2(c).  Parent shall deliver, at least thirty (30) calendar days prior to the due date for the filing of each Parent’s Return (taking into account extensions), to the Stockholder Representatives a statement setting forth the amount of Income Tax for which the Stockholder Representatives is responsible pursuant to this Section 4.2(b) with respect to such Tax Return and copies of such Tax Return.  The Stockholder Representatives shall have the right to review and comment on such Tax Return and the statement prior to the filing of such Tax Return.  The Stockholder Representatives and Parent agree to consult and resolve in good faith any issue arising as a result of the Stockholder Representatives’ review of such Tax Return and statement, and mutually to consent to the filing as promptly as possible of such Tax Return; provided that if the Stockholder Representatives and Parent are unable to resolve any such issue within fifteen (15) calendar days after such Tax Return is submitted to the Stockholder Representatives, the dispute shall be submitted to the Arbiter for resolution in a manner consistent with the dispute resolution provisions of Section 3.6(f).

(c)           If the Company and its Subsidiaries are permitted under any applicable foreign, state or local income tax Law to treat the Closing Date as the last day of a taxable period, the Stockholder Representatives and Parent shall treat (and cause their respective Affiliates to treat) the Closing Date as the last day of a taxable period.  For all purposes under this Agreement, in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the close of the Closing Date shall be (i) in the case of Taxes that are (x) based upon or related to income or receipts, (y) imposed in connection with the sale or other transfer or assignment of property (real or personal, tangible or intangible), (z) employment, social security or other similar Taxes, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis with respect to any assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending at the end of the Closing Date and the denominator of which is the number of calendar days in the entire period; provided, however, that, in such case, any Taxes of the Company resulting from the Transactions other than the Merger shall be solely borne by Parent.

(d)           The Stockholder Representatives and Parent shall, upon written request of the other, (i) provide the other, and Parent shall cause the Company and its Subsidiaries to provide the Stockholder Representatives, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes involving the Company or its Subsidiaries, (ii) retain and provide the other, and Parent shall cause the Company and its Subsidiaries to retain and provide the Stockholder Representatives with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other or the Company or its Subsidiary of the Company for any period.  Without limiting the generality of the foregoing, Parent shall retain, and shall cause the Company and its Subsidiaries to retain, and Stockholder Representatives shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date involving the Company or its Subsidiaries and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same.  Except as set forth in this Agreement, each Party shall bear its own expenses in complying with the foregoing provisions; provided, however, that the Stockholder Representatives shall have the right to reimbursement as set forth in Section 10.6(c) and be able to deduct its own expenses (including, without limitation, any Taxes) from such amount from the Escrow Amount.

(e)           Parent shall promptly notify the Stockholder Representatives in writing upon receipt by Parent or any of its Affiliates of notice of any audits, examinations, adjustments or assessments relating to Taxes for which any of Parent or the Company or its Subsidiary of the Company may be entitled to receive indemnity under this Agreement (each, a “Tax Claim”).  The Stockholder Representatives, in its sole discretion, may contest such Tax Claim in any permissible forum and shall otherwise have the sole right at its sole expense to direct, control and settle any administrative or judicial proceedings relating to such Tax Claim; provided that the Stockholder Representatives (i) notifies Parent in writing within five (5) Business Days of Parent’s notification of the Stockholder Representatives of such Tax Claim of its intent to exercise its right to direct, control, and settle such Tax Claim, (ii) Parent shall be entitled to participate at its sole expense in such administrative or judicial proceedings and (iii) to the extent any settlement of any such proceeding is reasonably expected to increase any Tax or result in any Liability to Parent or any of its Affiliates, including, for the avoidance of doubt, the Company or its Subsidiaries in respect of any Tax or Liability not indemnified under this Agreement at the time of such settlement, the Stockholder Representatives may not settle any such proceeding without the prior written consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed.

(f)            All Tax allocation and Tax sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between any of the Company and its Subsidiaries, on one hand, and the Stockholders or any of their Affiliates (other than the Company and its Subsidiaries), on the other hand, and all obligations and rights thereunder, shall terminate as of the Closing Date, will have no further effect for any taxable year (whether the current year, a future year or a past year), and the Company and its Subsidiaries shall cease to have any liability to make or rights to receive any payment thereunder for any amounts due in respect of periods ending prior to or on or after the Closing Date.

(g)           Except as otherwise required by a determination within the meaning of Section 1313(a), (i) no part of the consideration received by the Stockholders shall be reported other than as consideration for the sale or exchange of stock of the Company, including for U.S. or other withholding purposes, except with respect to any interest paid or deemed to be paid with respect to proceeds from the Escrow Amount, if any, and (ii) the parties shall treat the Transaction in a manner consistent with Revenue Ruling 77-226, 1977-2 C.B. 90 and the Company shall not issue Form 1099-DIVs or, unless required by Law, withhold on any other portion of the redemption distribution for any other Tax purposes.  The Parties further agree, upon request by any other Party, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Transactions.

4.3          Closing Efforts.

(a)           Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its commercially reasonable efforts to ensure that the conditions to the obligations of the other Parties to consummate the Merger and the other Transactions are promptly satisfied.  None of the Parties shall take any action that would reasonably be expected to delay or prevent the timely consummation of the Merger and the other Transactions.

(b)           Without limitation of Section 4.3(a), the Company shall use its commercially reasonably efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, including (i) by submitting this Agreement to the holders of the Company Capital Stock as of the record date for the Transactions for adoption by written consent in lieu of a meeting in accordance with the requirements of the DGCL and the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, and (ii) except to the extent that the Board of Directors of the Company has effected a Change in Recommendation in accordance with the terms of Section 4.4, recommending that the holders of the Company Capital Stock adopt this Agreement.

(c)           If the Requisite Stockholder Approval is obtained by means of the Written Consent, the Company shall promptly send, pursuant to Sections 228 and 262(d) of the DGCL, a written notice to all Stockholders of the Company that did not execute such Written Consent informing them that this Agreement was adopted by the Requisite Stockholders and that appraisal rights are available for their shares of Company Capital Stock pursuant to Section 262 of the DGCL (which notice shall include a copy of such Section 262).

4.4          Change in Recommendation.  During the period beginning on the date hereof and ending on the earlier of the receipt of the Requisite Stockholder Approval and the termination of this Agreement in accordance with its terms (the “Applicable Period”), without the prior written consent of Parent, the Company’s Board of Directors shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, its recommendation that the holders of the Company Capital Stock as of the record date for the Transactions adopt this Agreement.  Notwithstanding the foregoing, during the Applicable Period, if the Company’s Board of Directors determines in good faith (after consultation with its outside counsel and financial advisor) that it would be a breach of its fiduciary duties to the Stockholders under applicable Law not to take any action prohibited by the previous sentence (any such action, a “Change in Recommendation”), it may effect a Change in Recommendation; provided, however, that the Company’s Board of Directors may only effect a Change in Recommendation if: (1) the Company has provided prior written notice to Parent advising Parent that the Company’s Board is considering effecting a Change in Recommendation; (2) Parent has not made an offer that the Company’s Board of Directors has determined (after consultation with its outside counsel and financial advisor) in its good faith judgment to no longer require that the Company’s Board of Directors effect a Change in Recommendation in order to not breach its fiduciary duties to the Stockholders under applicable Law; and (3) the Company has not violated any of the provisions of this Agreement either intentionally or in a manner that is materially adverse to Parent.

4.5          Operation of the Business.  Except as set forth on Schedule 4.5, during the period beginning on the execution of this Agreement and the earlier of the Effective Time and the termination of this Agreement, the Company will use its commercially reasonable efforts to conduct the Business only in the ordinary course of business consistent with past custom and practice in all material respects.

4.6          Cambridge Amendment and Cambridge Waiver.  Concurrently with the execution of this Agreement, the Parties shall execute the Cambridge Waiver and the Cambridge Amendment; it being understood that the Company shall only execute the Cambridge Waiver and Cambridge Amendment following the execution thereof by Parent and at the instruction of Parent to so execute.

ARTICLE 5

INTENTIONALLY OMITTED

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”; the Company Disclosure Schedule has been arranged for purposes of convenience in separately titled sections corresponding to the sections of this Article 6; however, each section of the Company Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Company Disclosure Schedule, but only to the extent the applicability of such disclosure to such other section would be reasonably apparent to a reasonable Person under the circumstances), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

6.1          Ownership of Company Capital Stock.  Each of the shares of the outstanding Company Capital Stock was validly issued, and is a fully paid and non-assessable share of Company Capital Stock.  The Company Capital Stock listed on Schedule 6.1 represents all of the issued and outstanding shares of capital stock of the Company immediately prior to the Redemption.  Except for the Transactions and as set forth in Schedule 6.1, there are no agreements, arrangements, options, warrants, calls, rights or commitments of the Company relating to the issuance and sale or redemption or other transfer of any of the shares of Company Capital Stock.  Schedule 6.1 sets forth sets forth a complete and accurate list, as of the date of this Agreement, of (i) all Stockholders showing the number shares of Company Capital Stock (including the class and series of such shares) Stockholder and (with respect to the shares of Company Preferred Stock) the number of shares of Company Common Stock into which such share of Company Preferred Stock is convertible, (ii) all Optionholders, indicating, with respect to each Option, the Option Plan under which it was granted, the number of shares of Common Stock subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all Warrantholders, indicating with respect to each Warrant the number and type of shares of Company Capital Stock subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof.

6.2          Authorization.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered by the Company to perform its obligations hereunder and thereunder and to consummate the Merger and the Transactions.  The Redemption will be effected in compliance with all applicable law (including the DGCL).

(b)           The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is or will be a party has been duly and properly authorized by the board of directors of the Company in accordance with applicable Law and with the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company.  The execution and delivery of the Written Consent by the Stockholders owning at least the percentages set forth in Schedule 1 of each class of the issued and outstanding Company Capital Stock (the “Requisite Stockholders”) is the only vote of the holders of any class or series of the Company Capital Stock legally required to approve the Merger, this Agreement and the other transactions contemplated by this Agreement (such approval, the “Requisite Stockholder Approval”).  No other corporate proceedings on the part of the Company or its Stockholders are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger or the other Transactions.

(c)           This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Each of the other Transaction Documents to be executed and delivered by or on behalf of the Company will be duly executed and delivered by the Company, and, when so executed and delivered and assuming due authorization, execution and delivery by Parent and Merger Sub thereto, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.3          No Conflicts.  Except as set forth on Schedule 6.3, neither the execution and delivery of this Agreement and the Transaction Documents by the Company nor the performance by the Company of the Transactions shall (with or without notice or lapse of time or both):

(a)           violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of the Company or any Subsidiary of the Company;

(b)           violate or conflict with or result in a breach of any Law or conflict with or result in the breach of any of the terms, conditions or provisions thereof;

(c)           constitute a default under or otherwise violate any Permit, Contract, mortgage, note, bond, license or other instrument to which the Company or any Subsidiary of the Company is a party or by which the properties or assets of any of the foregoing are bound;

(d)           constitute an event which would permit any party to terminate, or accelerate the maturity of any Indebtedness or other obligation under, any Contract, mortgage, note, bond, license or other instrument to which the Company or any Subsidiary of the Company is a party or by which the properties or assets of any of the foregoing are bound;

(e)           result in the creation or imposition of any Lien upon the assets of the Company or any Subsidiary of the Company;

(f)            require on the part of the Company or any Subsidiary any notice to or any Permit of, any Person;

(g)           except with respect to clauses (b), (c), (d), (e) and (f) for such violations, conflicts, breaches, defaults, rights of termination, acceleration or cancellation, payments or Liens as would not reasonably be expected, individually or in the aggregate, to be material.

6.4          Organization.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the state of its formation or incorporation, as the case may be.  Each of the Company and the Subsidiaries thereof has all requisite corporate power and authority to carry on the Business as now conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease.  Each of the Company and the Subsidiaries thereof is duly qualified as a foreign corporation or company (as applicable) to do business and is in good standing as a foreign corporation or company (as applicable) in all jurisdictions where the nature of the property owned or leased by it, or the nature of its business, makes such qualification necessary, except where the absence of such qualification would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, which jurisdictions are listed opposite such company’s name on Schedule 6.4.  The Company does not have any Subsidiaries or any equity interests in a Person other than those set forth on Schedule 6.4.  Other than as set forth on Schedule 6.4, the Company owns beneficially and of record one hundred percent (100%) of the outstanding capital stock of each Subsidiary of the Company thereof set forth thereon, free and clear of all Liens.  Except as set forth in Schedule 6.4, there are no agreements, arrangements, options, warrants, calls, rights or commitments of the Company relating to the issuance and sale or redemption or other transfer of any capital stock of any Subsidiary of the Company.  The name of each director and officer of the Company and each Subsidiary of the Company thereof as of the date here of is set forth opposite the position held by same, on Schedule 6.4.  Correct and complete copies of the Company’s and the Subsidiaries’ organizational documents have been previously made available to Parent.  Neither the Company nor any of its Subsidiaries are in material default under or in violation of any provision of its organizational documents.

6.5          Capitalization.  The authorized capital stock of the Company consists of 166,700,000 shares of Company Common Stock and 101,718,919 shares of preferred stock of the Company.  Of the authorized Company Preferred Stock, (i) 10,065,999 shares are designated Company Series A-1 Preferred Stock, (ii) 13,030,570 shares are designated Company Series A-2 Preferred Stock, (iii) 27,482,730 shares are designated Company Series B Preferred Stock, (iv) 29,711,059 shares are designated Company Series C-1 Preferred Stock, and (v) 21,428,571 shares are designated Company Series C-2 Preferred Stock.  All of the outstanding shares of capital stock of any Subsidiary of the Company thereof have been validly issued and are fully paid and non-assessable.  No shares of capital stock of the Company or any Subsidiary of the Company are subject to, nor have been issued in violation of, preemptive or similar rights which were not waived or have not been terminated.  Except as set forth on Schedule 6.5, neither the Company nor any Subsidiary of the Company thereof has any outstanding stock (other than the Company Capital Stock), or other securities convertible into or exchangeable for shares of its capital stock or authorized stock appreciation, phantom stock, profit participation or similar rights, and neither the Company nor any Subsidiary of the Company thereof has any outstanding options, warrants or rights to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for capital stock.  Neither the Company nor any Subsidiary of the Company thereof is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock.  All issuances and sales and repurchases by the Company and any Subsidiary of the Company thereof of its respective capital stock have been effected in compliance in all material respects with all applicable Laws, including, without limitation, applicable federal and state securities Laws.  As of the date hereof, each of the Options will have been either exercised or terminated pursuant to the Option Plan with no Liability to the Company.  The Aggregate Consideration Allocation Schedule is true, accurate and complete.

6.6          Financial Statements.  Schedule 6.6(a) contains the following financial statements of the Company (collectively, the “Financial Statements”):

(a)           The unaudited consolidated balance sheet of the Company as of December 31, 2006 and 2007, and the related unaudited consolidated statements of income, shareholders’ equity and cash flow for the years ended December 31, 2006 and 2007; and

(b)           The unaudited consolidated balance sheet (the “Latest Balance Sheet”) of the Company as of June 30, 2008 (the “Latest Balance Sheet Date”), and the related unaudited consolidated statements of income, shareholders’ equity and cash flow for the six-month period then ended (collectively, the “Latest Financial Statements”).

Except as set forth on Schedule 6.6(b), the Financial Statements are true, accurate and complete in all material respects, are consistent with the Books and Records, and fairly present the financial condition of the Company and its Subsidiaries, taken as a whole, as of their respective dates and the results of operations and cash flows for the periods related thereto in accordance with GAAP, except that the Latest Financial Statements lack the footnote disclosure and are subject to normal year-end adjustments otherwise required by GAAP, which are not reasonably expected to be material individually or in the aggregate.

6.7          Absence of Undisclosed Liabilities.

(a)           Except as set forth on Schedule 6.7(a) and Liabilities arising under this Agreement, none of the Company nor any Subsidiary thereof has any material Liabilities (regardless of whether or not such Liability has been asserted), including without limitation, Liabilities on account of Taxes or Employee Benefit Plans, or in respect thereto, except as and to the extent accurately reflected and accrued for or reserved against in, the Latest Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date and are not material in amount.

(b)           Except as set forth on Schedule 6.7(b), neither the Company nor any Subsidiary thereof has any material Liabilities to any Affiliate of the Company or any Stockholder of the Company.

6.8          Tangible Personal Property.  The Company or a Subsidiary thereof is in possession of and has good title to, or valid leasehold interests in or valid rights under Contract to use, all tangible personal property necessary to conduct the Business of the Company or any of its Subsidiaries as presently conducted in all material respects, including all tangible personal property reflected on the balance sheet included in the Latest Financial Statements and tangible personal property acquired since June 30, 2008, other than property disposed of since such date in the ordinary course of business consistent with past practice in all material respects or as set forth on Schedule 6.8.  All such tangible personal property is free and clear of all Liens, other than Permitted Liens.  Other than as set forth on Schedule 6.8, no Person other than the Company and its Subsidiaries owns or has any right to the use or possession of such tangible personal property other than lessors and licensors of such tangible personal property constituting leasehold interests or licenses.  To the knowledge of the Company, all of the Company’s inventory as of the Closing Date was manufactured, produced, tested, validated and released in accordance with all applicable Laws and Manufacturing Requirements in all material respects.

6.9          Contracts.  Schedule 6.9(i) contains a list of each of the following contracts, agreements, instruments or commitments of any type to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties is bound (each, a “Material Contract” and, collectively, the “Material Contracts”):

(a)           any agreement which could require payments by or to the Company or any of its Subsidiaries in excess of $50,000 or upon termination of such agreement could result in payments in excess of $50,000;

(b)           any agreement under which the Company or any of its Subsidiaries has agreed to indemnify any third Person in any manner, excluding pursuant to commercial agreements with respect to the sale, licensing of tetrabenazine by the Company entered into in the ordinary course of business;

(c)           any agreement or commitment to make a capital expenditure or to purchase a capital asset in excess of $50,000 by or on behalf of the Company or any of its Subsidiaries;

(d)           any bond, indenture, note, loan or credit agreement or other agreement relating to any Indebtedness or to the direct or indirect guarantee or assumption of the obligations of any other Person for Indebtedness;

(e)           any agreement limiting or restricting the freedom of the Company or any of its Subsidiaries or Affiliates (i) to engage in any line of business, (ii) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset, (iii) to compete with any Person or (iv) to engage in any business or activity in any geographic region.

(f)            any lease or similar agreement under which the Company or any of its Subsidiaries is the lessor of, or makes available for use by any third Person, any tangible personal property owned by the Company or any of its Subsidiaries, in each case for an annual rent in excess of $50,000 individually;

(g)           any lease pursuant to which the Company or its Subsidiaries leases any real property;

(h)           any joint venture or partnership (or other ownership arrangement) agreements;

(i)            any agreement that contains restrictions with respect to the payment of dividends or any other distribution in respect of the shares of Company Capital Stock or the shares of any of its Subsidiaries’ capital stock or the purchase, redemption or other acquisition of any such shares;

(j)            any agreement relating to the acquisition or divestiture by the Company of shares of Company Capital Stock or shares of any of its Subsidiaries’ capital stock, assets or business of any Person, which provides for consideration or payments not made in the ordinary course of business;

(k)           any outstanding loan, advance or investment by the Company or any of its Subsidiaries to or in any Person, or any agreement or commitment relating to the making of any such loan, advance or investment (excluding trade receivables and advances to employees for normally incurred business expenses each arising in the ordinary course of business consistent with past practice, and excluding loans to employees not exceeding $25,000);

(l)            any agreement for the disposition of any material properties, assets or business of the Company or any Subsidiary (other than sales in the ordinary course of business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the ordinary course of business);

(m)          any employment or material consulting agreement; and

(n)           any other agreement either involving more than $50,000 or not entered into in the ordinary course of business.

Correct and complete copies of the Material Contracts of the Company or any Subsidiary of the Company listed on Schedule 6.9(i) have previously been made available to Parent.  All material terms and provisions of each oral Material Contract of the Company or any Subsidiary are described on Schedule 6.9(i).  Except as set forth on Schedule 6.9(ii), none of the Company nor any Subsidiary thereof is in default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default by the Company or any Subsidiary thereof, under any Material Contract and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by any other party to any such Material Contract, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  Except as set forth on Schedule 6.9(ii), assuming the due authorization, execution and delivery by the other parties to the Material Contracts, each of the Material Contracts of the Company and its Subsidiaries is in full force and effect, is valid and enforceable in accordance with its terms and is not subject to any claims, charges, set offs or defenses, except as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.  Except as set forth on Schedule 6.9(ii), all of the Contracts of the Company or any Subsidiary of the Company will continue in full force and effect without any change or modification after the consummation of the transactions contemplated by this Agreement, without the necessity of obtaining any consent, approval, novation or waiver of any third party.  The Company has delivered to Parent a true and complete copy of the Cambridge Agreement and the Cambridge Agreement is the only binding agreement between the Company and Cambridge.

6.10        Real Property.

(a)           Neither the Company nor any of its Subsidiaries owns any fee simple interest in any real property.

(b)           Schedule 6.10 lists all real property used or held for use by the Company or any Subsidiary thereof which is leased by the Company or any Subsidiary thereof from third parties (the “Leased Real Property”).  Either the Company or the Subsidiaries thereof is the sole tenant with respect to the tenant’s interest in the Leased Real Properties and such respective entity possesses a tenant’s interest thereto, free and clear of all Liens (other than Permitted Liens) placed on the tenant’s interest, and the right to quiet enjoyment of such Leased Real Property as a tenant.  True, correct and complete copies of all existing lease agreements with respect to the Leased Real Property as of the Closing Date have heretofore been made available to Parent.  Neither the Company nor any Subsidiary thereof has exercised any option to purchase any parcel of Leased Real Property.  The Leased Real Property constitutes the only material real property used or occupied by the Company or any Subsidiary thereof in the conduct of the Business.  There are no breaches of the leases of the Leased Real Property which, with notice or the passage of time or both, would result in a material default by either the landlord or the tenant thereunder that would trigger any termination or payment obligations or other Liability.

6.11        Litigation.  Except as set forth in Schedule 6.11, there is no suit, action, proceeding, investigation, arbitration, mediation, written and noticed claim or order pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary thereof (or, to the knowledge of the Company, pending, threatened against any of the current or former officers, directors or employees of the Company or any Subsidiary thereof with respect to their service as an officer, director or employee of the Company or any Subsidiary thereof) before any court, or before any governmental department, commission, board, agency, or instrumentality that would reasonably be expected, individually or in the aggregate, to be material.  Except as set forth in Schedule 6.11, neither the Company nor any Subsidiary thereof (a) is subject to any judgment, order or decree of any court or governmental agency; or (b) is engaged in any material legal action to recover monies due it or for damages sustained by it.

6.12        Compliance with Applicable Laws.  Except as set forth on Schedule 6.12, neither the Company nor any Subsidiary thereof is or has been in violation of any Law in connection with the conduct, ownership, use, occupancy or operation of the Business, its assets or the Leased Real Property, including, without limitation, any alleged failure to possess any license, Permit, authorization or other approval, and neither the Company nor any Subsidiary thereof has received written notice of any such violation, in each such case (A) and (B) except as would not reasonably be expected individually or in the aggregate, to have a Company Material Adverse Effect.

6.13        Proprietary Rights.

(a)           Except as set forth on Schedule 6.13(a)(i), to the Company’s knowledge, the Company and its Subsidiaries own, or are licensed, or otherwise possess legally enforceable rights, to use, sell or license, as applicable, all Proprietary Rights used, sold or licensed in connection with Products for use by the Company and its Subsidiaries.  Schedule 6.13(a)(ii) contains a complete and correct list of all of the Company’s and its Subsidiaries’ patents and patent applications; trademark and service mark registrations and applications for registration thereof; domain names; copyright registrations and applications for registration thereof; and material computer software owned or used by the Company (excluding Commercial Software (as defined below)), including, where applicable, the name of the registered owner, date of registration or application and name of registration body where the registration or application was made.  The Company has made available to Parent correct and complete copies of all such patents, registrations and applications and has made available to Parent correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each such item.  To the Company’s knowledge, all renewal and maintenance fees in respect of the items listed in Schedule 6.13(a)(ii) (if applicable) have been duly paid.  Except as disclosed on Schedule 6.13(a)(i), to the Company’s knowledge, the Company and its Subsidiaries have licenses for all Commercial Software used in their business, use of such Commercial Software is in accordance with such licenses and the Company and its Subsidiaries do not have any obligation to pay fees, royalties and other amounts at any time pursuant to any such license, including by virtue of the Company’s current usage thereof.  “Commercial Software” means packaged commercially available software programs generally available to the public which (i) have been licensed to the Company or its Subsidiaries pursuant to end-user licenses, and (ii) with respect to each such end-user license agreement, have a cumulative cost or license fee for all software and rights to use thereunder of less than $50,000.

(b)           Schedule 6.13(b) sets forth a compete list of all (excluding Commercial Software) licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party (as licensor, licensee or otherwise) and pursuant to which the Company, any of its Subsidiaries or any other Person is authorized to use, sell, distribute or license any Proprietary Rights.  To the Company’s knowledge, neither the Company nor its Subsidiaries is in violation, in any material respect, of any such license, sublicense or agreement, and each such license, sublicense and agreement will continue to be legal, valid, binding, enforceable and in full force and effect following the Closing.

(c)           Except as disclosed on Schedule 6.13(c), to the Company’s knowledge, neither the Company nor any of its Subsidiaries has infringed on any intellectual property rights of any third Persons.

(d)           To the actual knowledge of the Company, the sale or use of the Products for the indication set forth in the NDA Approval does not infringe or conflict with the Proprietary Rights of any Person.

6.14        Conduct of Business.  Except as set forth on Schedule 6.14, since June 30, 2008, the Business has been conducted only in the ordinary course of business consistent with past custom and practice in all material respects, and none of the Company nor any Subsidiary thereof has incurred any Liabilities other than in the ordinary course of business consistent with past custom and practice in all material respects and there has been no event, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect.  Without limiting the generality of the foregoing and except as set forth on Schedule 6.14, since June 30, 2008, none of the Company nor any of its Subsidiaries has:

(a)           sold, assigned or transferred any material asset or mortgaged, pledged or subjected any material asset or the Leased Real Property to any Lien (other than Permitted Liens) or assigned or sublet the Leased Real Property;

(b)           sold, assigned, transferred, abandoned or permitted to lapse any material licenses or Permits, any material Proprietary Rights or any other material intangible assets, or disclosed any material proprietary confidential information to any Person, granted any material license or sublicense of any rights under or with respect to any Proprietary Rights;

(c)           conducted its cash management customs and practices (including, without limitation, the timing of collection of receivables and payment of payables and other current liabilities) and maintained the Books and Records other than in the usual and ordinary course of business consistent with past practice in all material respects;

(d)           made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with, any employee, officer, director, shareholder or agent of the Company, any Stockholder, Optionholder, Warrantholder or any Affiliate of the Company or any of the foregoing;

(e)           suffered any material extraordinary loss, damage, destruction or casualty loss to the Business or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

(f)            changed any material pricing, investment, financial reporting, credit, allowance, Tax or accounting policy or practice, any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, or its fiscal year;

(g)           declared, set aside or paid any dividend or distribution of cash, capital stock or other property to any Stockholder or purchased, redeemed or otherwise acquired any shares of its capital stock, made any other payments to any Stockholder or issued any capital stock or granted any other equity (or phantom equity or similar interest) interest or option or right to acquire any capital stock or other equity (or phantom equity or similar) interest;

(h)           entered into any other material transaction, including but not limited to any merger, acquisition, joint venture, partnership or incurred any Nonpermitted Indebtedness (other than trade payables incurred in the ordinary course of business consistent with past practice), or formed any other new material arrangement for the operation of the Business, other than in the ordinary course of business consistent with past practice;

(i)            amended its certificate or articles of incorporation or bylaws (or other comparable corporate charter documentation), or engaged in any merger, consolidation reorganization, reclassification, liquidation, dissolution or similar transaction; or

(j)            committed to do any of the foregoing.

6.15        Absence of Questionable Payments.  None of the Company nor any Subsidiary thereof has, and none of their respective directors, officers, agents, employees, Affiliates or any other Persons acting on their respective behalf has:  (i) used or committed to use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable provincial, foreign, federal or state law; (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; or (iii) established or maintained any fund or asset that has not been recorded in the Books and Records.

6.16        Insurance.  Schedule 6.16 is a true and correct list, including policy numbers, carriers, risks insured, amounts of coverage, deductibles and expiration dates, of all material insurance policies (with respect to liability, property, workers’ compensation, directors’ and officers’ liability or otherwise) of the Company or any Subsidiary thereof as in effect as of the date hereof, correct and complete copies of policies have previously been made available to Parent.  The Company has in full force and effect insurance policies providing insurance in such amounts and against such risks as each of the Company and its subsidiaries reasonably has determined to be prudent in accordance with the conduct of their respective businesses and none of the Company nor any Subsidiary thereof is in default thereunder.  None of the Company nor any Subsidiary thereof has received any notice of cancellation or intent to cancel, or materially increase or intent to materially increase premiums, with respect to such insurance policies.  None of the Company nor any Subsidiary has received any notice that any insurer under any insurance policy listed on Schedule 6.16 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

6.17        Permits.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries hold all Permits and approvals of Governmental Authorities necessary for its current conduct, ownership, use, occupancy or operation of its assets or the Business; (ii) each such Permit is valid and in full force and effect; (iii) the Company or the applicable Subsidiary is in compliance with the terms of each such Permit; and (iv) no suspension or cancellation of such Permit is pending or, to the knowledge of the Company, threatened.

6.18        Employee Benefit Plans.

(a)           Schedule 6.18(a) sets forth a complete list of Employee Benefit Plans.

(b)           The Company has delivered complete copies to Parent of (i) each written Employee Benefit Plan, as amended to the Closing, together with audited financial statements and actuarial reports for the three (3) most recent plan years, if any; (ii) each funding vehicle with respect to each such plan; (iii) the most recent and any other determination letter, ruling or notice issued by or filed with any Governmental Authority with respect to each such plan; (iv) the Form 5500 Annual Report for the three (3) most recent plan years with respect to each such Plan; (v) the most recent summary plan description or summary of modifications with respect to each such Plan; and (vi) each other document, explanation or communication which describes any relevant aspect of any such plan that is not disclosed in previously delivered materials with respect to each such Plan.  A description of any unwritten Employee Benefit Plans, including a description of any material terms of each such plan, is set forth in Schedule 6.18(b).  Each Employee Benefit Plan that is intended to be a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS on which it can rely and the Company has no knowledge of any facts or circumstances that would jeopardize the qualification of any such Plan.

(c)           Other than as set forth on Schedule 6.18(c), each Employee Benefit Plan has been in compliance and currently complies in all material respects in form and in operation with ERISA, the Code or any other applicable Law, and with its terms.

(d)           None of the Company or any Company Plan Affiliate has at any time participated in or made contributions to or had any other liability with respect to, any “employee benefit plan” (as defined in Section 3(3) of ERISA) which is (i) a “multiemployer plan” (as defined in Section 3(37) or 4001 of ERISA), (ii) a “multiple employer plan” (within the meaning of Code Section 413(c)), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(e)           Except as set forth in Schedule 6.18(e), there are no actions, suits, investigations or claims pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan, or the assets thereof (other than routine claims for benefits), and there are no facts known to the Company which could reasonably give rise to any material liability, action, suit, investigation, or claim against any Employee Benefit Plan, any fiduciary or plan administrator or other Person dealing with any Employee Benefit Plan or the assets thereof.

(f)            No Person has entered into any non-exempt “prohibited transaction,” as defined in ERISA and the Code, with respect to an Employee Benefit Plan.

(g)           Except as disclosed on Schedule 6.18(g), no Employee Benefit Plan of the Company or any Subsidiary thereof provides medical, health, life insurance or other welfare-type benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with the Company or any Subsidiary thereof, or the spouses or dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”)), except in the nature of cash severance pay.

(h)           With respect to all periods prior to the Closing, the requirements of COBRA (or similar applicable state law) and the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) have been satisfied with respect to each Employee Benefit Plan of the Company or any Subsidiary thereof.

(i)            No Employee Benefit Plan, or any other agreement program, policy or other arrangement by or to which the Company or any Subsidiary thereof is a party, is bound or is otherwise liable, by its terms or in effect could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)            No Employee Benefit Plan, or any other agreement, program, policy or other arrangement by or to which the Company or any Subsidiary thereof is a party, is bound or is otherwise liable, and which constitutes a nonqualified deferred compensation plan for purposes of Section 409A of the Code, has been administered in a manner which could reasonably be expected to result in the imposition of the additional Tax described in Section 409(a)(1)(B) of the Code with respect to the benefits due or accruing thereunder.

(k)           Each individual that renders services to the Company or any Subsidiary who is classified by the Company or by such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Employee Benefit Plans) is properly so classified.

(l)            Except as otherwise specifically set forth herein, all Options may be terminated as of the Effective Time without the consent of the Optionholder and without the payment of any consideration.

6.19        Health, Safety and Environment.  The Company and its Subsidiaries are, and at all times have been, in material compliance with all and have no Liabilities under or related to, Environmental and Safety Requirements (including all Permits and licenses required thereunder), including any such Environmental and Safety Requirements or Liabilities that arise under any applicable Contract or other arrangements or agreements with third parties.  Except as set forth on Schedule 6.19, neither the Company nor any of its Subsidiaries has received any written notice of any actual or alleged violation of, or any actual or alleged material liability under or relating to, any Environmental Law that remain outstanding.  No facts or circumstances with respect to the operations or facilities of the Company or any of its Subsidiaries or otherwise (including any onsite or offsite disposal or Release of, or contamination by, Hazardous Materials, substances or wastes) will hinder or prevent continued compliance with, or give rise to any material Liabilities (including any corrective or remedial obligation) under or related to, any Environmental and Safety Requirements, including any such Environmental and Safety Requirements or Liabilities that arise under any applicable Contract or other arrangements or agreements with third parties.

6.20        Employees; Salaries; Personnel Agreements, Plans and Arrangements.

(a)           Schedule 6.20(a) contains a true, complete and correct list as of the date hereof setting forth (i) the names, hire dates, current compensation rates and job titles of all individuals presently employed by the Company or any Subsidiary thereof on a salaried basis, (ii) the names, hire dates, current compensation rates and job titles of all individuals presently employed by the Company or any Subsidiary thereof on an hourly or piecework basis, (iii) the names and total annual compensation for all independent contractors who are natural Persons who presently render services on a regular basis to the Company or any Subsidiary thereof whose current annual compensation is in excess of $25,000, and (iv) all other Persons whose employment or independent contractor relationship with the Company or any Subsidiary thereof has been terminated since the Latest Balance Sheet Date.

(b)           Except as listed in Schedule 6.20(b), neither the Company nor any Subsidiary thereof is a party to or obligated with respect to any (i) outstanding material Contracts of the Company or its Subsidiaries with current or former employees, agents, consultants, advisers, salesmen, sales representatives, distributors, sales agents, independent contractors, or dealers, or (ii) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement.  Correct and complete copies of all documents listed on Schedule 6.20(b) have been previously furnished to Parent.

(c)           The provisions of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) are not applicable to the Company and its Subsidiaries.  The consummation of the Merger and the Transactions will not give rise to any liability under the WARN Act respecting reductions in force or the impact on employees of plant closings or sales of businesses.

6.21        Taxes.

(a)           The Company and its Subsidiaries have timely filed (taking into account any valid extensions) all Tax Returns required to be filed by the Company or its Subsidiaries on or prior to the Closing Date.  All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Laws.  All Taxes due and owing by the Company and any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid.  The unpaid Taxes of the Company and its Subsidiaries did not, as of the Latest Balance Sheet Date, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between Book and Tax income) set forth on the face of the Latest Financial Statements (other than in any notes thereto).

(b)           The Company and its Subsidiaries have timely withheld and, if due, has remitted with respect to its employees, creditors, independent contractors or other third parties all federal and state Taxes, FICA, FUTA, and other Taxes required to be withheld and/or, if due, remitted.

(c)           There is no Tax deficiency outstanding or threatened in writing by any Tax authority against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)           No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, pending or threatened.

(e)           There are no Liens for Taxes (other than Permitted Liens) on the assets of the Company or any of its Subsidiaries other than Taxes not yet due and payable.

(f)            No claim has ever been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g)           None of the Company’s or any of its Subsidiaries’ assets are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(h)           There is no Contract, plan or arrangement, including, but not limited to, the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

(i)            Neither the Company nor any of its Subsidiaries is, nor has been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j)            Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreements (other than any such agreement solely between the Company and its Subsidiaries).

(k)           Neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group for which the Company was the common parent).

(l)            None of the assets of the Company or any of its Subsidiaries is property that the Company or any of its Subsidiaries is required to treat as being owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the predecessor to the Code.

(m)          Neither the Company nor any of its Subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(n)           Other than Prestwick Pharmaceuticals Canada Inc., neither the Company nor any of its Subsidiaries has ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(o)           Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

(p)           Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership for federal income Tax purposes.

(q)           Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(r)            Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting made on or prior to the Closing Date; (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law) in existence on the Closing

Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date or (vi) pursuant to Section 951 of the Code with respect to amounts earned on or before the Closing Date.

(s)           On December 31, 2007, the “net operating losses” of the Company for federal and state income tax purposes for each state identified on Schedule 6.21 (“NOLs”) were no less than the amounts set forth on Schedule 6.21.  Schedule 6.21 shows the year that each of the unutilized NOLs of the Company were generated, the original NOL for that year, the carryback and carryforward of such NOL and the remaining unutilized NOL for such year.  There have not been any actual transfers of the Company Capital Stock from the period beginning on May 31, 2008 and ending on the day immediately preceding the Closing Date, including transfers of Company Capital Stock among holders of such stock, issuances of new shares of Company Capital Stock or redemptions or other repurchases of Company Capital Stock, except as set forth on Schedule 6.21.  To the knowledge of the Company there has been not been any change in the equity ownership of the stockholders of the Company, from the period beginning on May 31, 2008 and ending on the day immediately preceding the Closing Date, including transfers of equity interests among owners, issuances of new equity interests by the stockholders, or redemptions or other repurchases of equity interests by such stockholders, except as set forth on Schedule 6.21.  To the knowledge of the Company, the representations set forth in the Certificate of Representations provided by the Company to Ernst & Young (“EY”) in respect of EY’s “Section 382 Owner Shift Analysis” dated September 8, 2008 are true, accurate, and complete.

(t)            The Company and each of its Subsidiaries has disclosed on its federal income and state income and franchise Tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code or any corresponding or similar provision of state Tax law.

(u)           Neither the Company nor any of its Subsidiaries has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(v)           The Company has taken all necessary actions in compliance with Section 280G(b)(5) seek to obtain the requisite stockholder approval under Section 280G(b)(5) of the Code of any payments or benefits that could be considered “excess parachute payments” within the meaning of Section 280G of the Code and shall require all “disqualified individuals” within the meaning of Section 280G of the Code to subject their existing benefits and payments to the stockholder approval requirements of Section 280G(b)(5) of the Code to the extent necessary such that no such benefits or payments shall constitute parachute payments under Section 280G of the Code.

6.22        Regulatory Matters.

(a)           All existing material Registrations held by the Company and its Subsidiaries are set forth on Schedule 6.22(a).  Except as otherwise set forth on Schedule 6.22(a), the Company has the exclusive right to use such Registrations in the Territory, including in connection with Tetrabenazine, pursuant to the Cambridge Agreement, and has not transferred any right to use any such Registrations.

(b)           The Distribution of any Product by the Company and its Subsidiaries has been conducted in material compliance with the Registrations and all Laws.

(c)           Neither the Company nor any Subsidiary of the Company has received any written or other notice of proceedings from a Governmental Authority alleging that any Product or the ownership, manufacturing, operation, storage, Distribution, warehousing, packaging, labeling, handling and/or testing thereof is in violation of any Law.

(d)           The Company and its Subsidiaries have completed and filed all annual or other reports required by the FDA or other Regulatory Health Authority or other Governmental Authority in order to maintain the Registrations.

(e)           There have been no adverse events involving any Product that have led the Company or its Subsidiaries to withdraw, or consider withdrawing, the Products or the Registrations from any market.

(f)            No clinical trial for the Product has been suspended, put on hold or terminated prior to completion due to reasons pertaining to the safety and/or efficacy of the Products.

(g)           Except as otherwise set forth on Schedule 6.22(g), neither the Company nor any of its Subsidiaries have received: (i) any FDA form 483’s, (ii) any FDA Notices of Adverse Findings; or (iii) warning letters or other similar correspondence from any Regulatory Health Authority with respect to the Products or the Registrations.

(h)           Seller has delivered to the Parent all correspondence from any Regulatory Health Authority with respect to the Products or the Registrations.

(i)            None of the Company and its Subsidiaries is subject to any pending or, to the knowledge of the Company, threatened, investigation by any Regulatory Health Authority.  None of the Company and its Subsidiaries, nor to the knowledge of the Company (i) any officer or employee of the Company and its Subsidiaries, (ii) any authorized agent of the Company and its Subsidiaries or (iii) any principal investigator or sub-investigator of any clinical investigation sponsored by the Company or its Subsidiaries has, in the case of each of (i) through (iii) on account of actions taken for or on behalf of the Company or any of its Subsidiaries, been debarred by FDA or convicted of any crime under 21 U.S.C. Section 335a(a) or any similar state or foreign Law or under 21 U.S.C. Section 335a(b) or any similar state or foreign Law.

(j)            Attached hereto as Exhibit C is the true and complete copy of the NDA Approval.

(k)           Except under the Cambridge Agreement as set forth in Schedule 6.22(k), the Company is not sponsoring, has committed to sponsor or is otherwise providing, or has committed to provide, any financial support to, any clinical trial.  Schedule 6.22(k) sets forth a complete and accurate list of any on-going or scheduled pre-clinical activities, conducted by or otherwise financially supported by the Company or its Subsidiaries.

6.23        HSR Matters.  The Company is its own “ultimate parent entity” as defined under the HSR Act.   Based on the requirements and standards set forth in the HSR Act, after giving effect to the payments under the Redemption, the “total assets” of the Company and the “annual net sales” of the Company (each as calculated in accordance with 16 C.F.R. § 801.11) are less than $12.6 million as of the date hereof.

6.24        Brokers’ or Finders’ Fees.  The Company has delivered to Parent a true and complete copy of the Morgan Stanley & Co. Incorporated engagement letter regarding the Merger, which letter has not been amended or modified in any respect; and except for Morgan Stanley & Co. Incorporated, no agent, broker, investment banker, Person or firm acting under the authority of the Company, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly from any of the Parties in connection with the Merger and the Transactions.

6.25        Optionholder Notice.  The Option Notice, as of its respective date, did not and does not contain any material misstatements or omissions.  Prior to the date hereof, the Company has delivered to each Optionholder (a) an Option Notice, notifying such Optionholders that (i) any unexercised options shall terminate at Closing pursuant to the Option Plan and (ii) any Optionholder that elects to exercise Options prior to Closing must pay to the Company the full exercise price upon such exercise (b) and the Company has given each Optionholder any notice required under the Option Plan to exercise or terminate the Option pursuant to the Option Plan.

6.26        Disclosure.  Except for the representations and warranties contained in this Agreement (as qualified by the Company Disclosure Schedule) or in the Transaction Documents, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees, stockholders, agents, Affiliates or representatives (including Morgan Stanley & Co. Incorporated), has made or shall be deemed to have made any representation or warranty to Parent or Merger Sub, express or implied, at Law or in equity, with respect to the Company or its subsidiaries or the execution and delivery of this Agreement or the Merger and the other Transactions, including, without limitation, as to the accuracy or completeness of any information, documents or materials regarding the Company or its Subsidiaries furnished or made available to Parent and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger and the other transactions contemplated by this Agreement (“Evaluation Material”).  The Company hereby disclaims any such representations or warranties and Parent and Merger Sub each hereby disclaim any reliance upon any Evaluation Material and each acknowledges and agrees that neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees, stockholders, agents, Affiliates or representatives (including, without limitation, Morgan Stanley & Co. Incorporated), shall have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent of, or Parent’s use or reliance on, any such Evaluation Material.  Notwithstanding anything in this Section 6.25 to the contrary, in no event shall any of the disclaimers and other statements set forth in this Section 6.25 limit or otherwise effect or be applicable to any claim based on fraud.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company and its Subsidiaries as of the date hereof that:

7.1          Authorization.

(a)           Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered by Parent and Merger Sub, to perform its obligations hereunder and thereunder and to consummate the Merger and the Transactions.

(b)           The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Transaction Documents to which Parent or Merger Sub is or will be a party have been duly and property authorized by the board of directors of Parent and Merger Sub in accordance with applicable Law and with the organizational documents of Parent.

(c)           This Agreement has been duly executed and delivered by Parent and Merger Sub (other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub which will occur immediately after the execution of this Agreement) and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Each of the Transaction Documents to be executed and delivered by or on behalf of Parent or Merger Sub will be duly executed and delivered by Parent or Merger Sub, as the case may be, and, when so executed and delivered and, assuming due authorization, execution and delivery by the Company thereto, will be the legal, valid and binding obligation of Parent or Merger Sub, enforceable against Parent or Merger Sub in accordance with its terms, subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.2          No Conflicts.  Except as set forth on Schedule 7.2, neither the execution and delivery of this Agreement and the Transaction Documents by Parent or Merger Sub nor the performance by Parent or Merger Sub of the Transactions or thereby will:

(a)           violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Parent or Merger Sub; or

(b)           violate or conflict with or result in a breach of any Law or conflict with or result in the breach of any of the terms, conditions or provisions thereof.

7.3          Organization.

(a)           Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Parent has full power and authority to carry on the business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease.  Parent is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the absence of such qualification would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the validity or enforceability of this Agreement or the Transaction Documents.

(b)           Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

7.4          Brokers’ or Finders’ Fees.  No agent, broker, investment banker, Person or firm acting on behalf of Parent or Merger Sub, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the Parties hereto in connection with any of the transactions contemplated by this Agreement and the Transaction Documents.

7.5          Parent’s Due Diligence; Limitations on Representations and Warranties of Parent.  Parent and Merger Sub hereby acknowledge that, except for the representations and warranties of Parent expressly set forth in this Agreement or in any Transaction Document, Parent and Merger Sub are relying on their own investigation and analysis in entering into this Agreement and the Merger and the other Transactions.  Parent is an informed and sophisticated participant in the Merger and the other Transactions and has undertaken such investigation (and has been provided with the Evaluation Material (it being understood that no representation and warranties have been made with respect to such materials except as expressly set forth in this Agreement), as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions.  Parent and Merger Sub acknowledge and agree that they are consummating the Merger and the other transactions contemplated by this Agreement without any representation or warranty, express or implied, by the Company or any of its Subsidiaries or any of their respective directors, officers, employees, Stockholders, Warrantholders, Eligible Optionholders, agents, Affiliates or representatives (including, without limitation, Morgan Stanley & Co. Incorporated), except as expressly set forth in this Agreement, in the other Transaction Documents and in the Letters of Transmittal.  In furtherance of the foregoing, and not in limitation thereof, Parent and Merger Sub acknowledge and agree that no representation or warranty, express or implied, at Law or in equity, of the Company or any of its Subsidiaries or any of their respective directors, officers, employees, Stockholders, Warrantholders, Eligible Optionholders, agents, Affiliates or representatives (including Morgan Stanley & Co. Incorporated), including the Evaluation Material and any financial projection or forecast delivered to Parent with respect to the revenues or profitability which may arise from the operation of the Company either before or after the Closing Date, shall (except as otherwise expressly represented to in this Agreement) form the basis of any claim against the Company or any of its Subsidiaries or any of their respective directors, officers, employees, Stockholders, Warrantholders, Eligible Optionholders, agents, Affiliates or representatives (including, without limitation, Morgan Stanley & Co. Incorporated) with respect thereto or with respect to any related matter.  With respect to any projection or forecast delivered by or on behalf of the Company to Parent, Parent and Merger Sub acknowledge and agree that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts, and (iii) it is familiar with each of the foregoing.  Notwithstanding anything in this Section 7.6 to the contrary, in no event shall any of the disclaimers and other statements set forth in this Section 7.6 limit or otherwise effect or be applicable to any fraud.

7.6          No Knowledge of Misrepresentations or Omissions.  To the actual knowledge of Parent as of the date hereof, none of the representations and warranties of the Company set forth in this Agreement or the Schedule are untrue or incorrect in any material respect or has any material errors or material omissions (except to the extent that the Company has actual knowledge that such actual knowledge of Parent of an untrue or incorrect statement of material error or material omission has been conveyed to the Company in a writing in which the objections of Parent to such statement or omission would be reasonably apparent to a reasonable person under the circumstances).  It being understood by the Parties hereto that for the purposes of this Agreement the availability of any information in a document in the data room shall not by itself impute actual knowledge to Parent of a breach of any representation or warranty or any error or omission unless such Person is actually aware that such information or document constitutes a breach of any representation or warranty or any error or omission.

ARTICLE 8

CONDITIONS PRECEDENT TO THE CLOSING; TERMINATION

8.1          Conditions Precedent to Obligations of Parties.  The respective obligations of the Company, Parent and Merger Sub to consummate the Merger and the other Transactions contemplated by this Agreement are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)           Company Stockholder Approval.  The Requisite Stockholder Approval shall have been received.

(b)           No Order.  No Governmental Authority or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) which is then in effect and has the effect of making the Merger and the other Transactions illegal or otherwise prohibiting consummation of the Merger and the other Transactions.

(c)           No Restraints.  There shall not be pending or threatened any suit, action, investigation or proceeding to which a Governmental Authority is a party seeking to restrain or prohibit the consummation of the Merger or the other Transactions.

(d)           Redemption.  The Redemption (and the conditions precedent to the Redemption) shall have occurred.

8.2          Conditions Precedent to Obligations of Parent.  The obligations of Parent under this Agreement to consummate the Merger hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of Parent:

(a)           No Breach of Covenants; True and Correct Representations and Warranties.  There shall have been no breach in any material respect by the Stockholder Representatives or the Company in the performance of any of the obligations herein to be performed thereby in whole or in part prior to the Closing under this Agreement, and the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date hereof (except that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects).

(b)           Delivery of Documents.  Parent shall have received all documents and other items to be delivered thereto under Section 9.2 of this Agreement.

(c)           No Company Material Adverse Effect.  Since the time of the execution of this Agreement, there shall have been no event, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)           Contracts and Permits.  Parent shall have received evidence reasonably satisfactory to it that the Permits set forth on Schedule 8.2 attached hereto have been obtained.

(e)           Payoff Letters and Lien Releases.  Parent shall have received payoff letters issued by all Persons who, as of the Closing Date, have a Lien in the assets of the Company or any Subsidiary thereof, and evidence reasonably satisfactory to Parent of the release of all Liens (including without limitation Permitted Liens) on such assets.

(f)            Stockholder Release.  Each of (i) the holders of Company Preferred Stock owning at least the percentage of Company Preferred Stock set forth on Schedule 1, (ii) Martin Stogniew, (iii) Robert Radie, and (iv) George Horner (collectively, the “Preferred Releasors”) shall have executed and delivered to the Company a release (the “Preferred Stockholder Release”) in substantially the form approved by the Parent, which releases the Parent and the Company from any and all claims such Preferred Releasors had or may have against the Company.

(g)           Director Release.  Each of members of the Board of Directors (the “Directors”) of the Company shall have executed and delivered to the Company a release (the “Director Release”) in substantially the form approved by the Parent, which releases the Parent and the Company from any and all claims such directors had or may have against the Company.

(h)           Stockholder Consent.  The Stockholders owning at least the percentage of each class of the issued and outstanding Company Capital Stock set forth on Schedule 1 shall have executed and delivered the Written Consent, and such Written Consent shall remain valid and no such Stockholder shall have made any attempt to withdraw the Written Consent.

(i)            Board Resignations.  The Company shall have received written letters of resignation from each of the current members of the Board of Directors of the Company and each Subsidiary of the Company, in each case effective at the Effective Time.

(j)            FIRPTA Certificate.  The Company shall have delivered to Parent a properly executed statement in form reasonably acceptable to the Parent for purposes of satisfying Parent’s obligations under Treasury Regulation section 1.1445-2(c)(3).

(k)           Cambridge.  Cambridge shall have executed and delivered the Cambridge Amendment and the Cambridge Waiver.

8.3          Conditions Precedent to Obligations of the Company.  The obligations of the Company under this Agreement to consummate the Merger will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Company:

(a)           No Breach of Covenants; True and Correct Representations and Warranties.  There shall have been no breach in any material respect by Parent in the performance of any of the obligations herein to be performed thereby in whole or in part prior to the Closing under this Agreement, and the representations and warranties of Parent contained in Section 7 shall have been true and correct in all material respects as of the date hereof.

(b)           Delivery of Documents.  Parent shall have delivered all documents and other items to be delivered thereby under Section 9.3 of this Agreement.

8.4          Termination.

(a)           Termination of Agreement.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, the Merger and the other Transactions, as follows:

(i)            upon the written consent of Parent and the Company;

(ii)           by the Parent or Company (i) upon the commencement of any claim, action, suit, proceeding or arbitration or any threat thereof with respect to tetrabenazine other than by Cambridge or (ii) if the Cambridge Waiver is not received by the date of this Agreement by Cambridge;

(iii)          by Parent, if the conditions set forth in Sections 8.1 and 8.2 shall not be satisfied or waived by Parent and the Closing shall not have occurred on or before 5:00 pm (New York City time) on the date hereof (unless such failure to satisfy results primarily from Parent itself breaching any of its representations, warranties or covenants contained in this Agreement);

(iv)          by the Company, if the conditions set forth in Sections 8.1 and 8.3 hereof shall not be satisfied or waived by the Company and the Closing shall not have occurred on or before 5:00 pm (New York City time) on the date hereof (unless such failure to satisfy results primarily from the Company breaching any of its representations, warranties or covenants contained in this Agreement);

(v)           by either Parent or the Company upon the issuance of any Order which is final and nonappealable which would prevent the consummation of the Merger or make the consummation of the Merger illegal; provided, however, that the right to terminate this Agreement under this Section 8.4(v) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any material covenant, agreement or obligation hereunder has been the cause of, or resulted in, such action or event;

(vi)          by the Parent, if there has been a material violation or breach by the Company or Stockholder Representatives of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition set forth in Section 8.2(a) to the obligations of Parent at the Closing and such violation or breach has not been waived by the Parent or, in the case of a breach, cured by the Company within thirty (30) calendar days after written notice thereof by the Parent; provided, however, that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(vii)         by the Company, if there has been a material violation or breach by the Parent of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition set forth in Section 8.3(a) to the obligations of the Company at the Closing and such violation or breach has not been waived by the Company or, in the case of a breach, cured by the Parent within thirty (30) calendar days after written notice thereof by the Company; provided, however, that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(viii)        by Parent if the condition set forth in Section 8.2(h) has not been satisfied on or before 2:00 pm (New York City time) on the date hereof.

(b)           Effect of Termination.  In the event of termination of this Agreement pursuant to Section 8.4, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each Party hereto shall cease; provided, however, that (i) Article 11 and the Non-Disclosure Agreement, shall remain in full force and effect and survive any termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE 9

CLOSING

9.1          Closing Time.  Immediately prior to the filing of the Certificate of Merger, the closing of the transactions contemplated hereby (the “Closing”) shall be consummated on the date hereof (the “Closing Date”), at the offices of O’Melveny & Myers LLP, 7 Times Square Tower, New York, NY 10036 at such time as Parent and the Company shall mutually agree.

9.2          Deliveries of the Company.  At the Closing, the Company will deliver or cause to be delivered to Parent:

(a)           Resolutions; Written Consent.  (i) A copy of the resolutions of the board of directors of the Company, certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which such entity is a Party and the performance of the Transactions; (ii) a copy of the Written Consent duly executed by the Requisite Stockholders and certified by an officer of the Company as having been duly and validly adopted by the Requisite Stockholders in accordance with the requirements of the DGCL and the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws;

(b)           Corporate Documents.  Certificate of Incorporation (or comparable corporate charter documents), of each of the Company and any Subsidiary thereof as in effect at the Closing, certified by the Secretary of State of the state of its formation as of a date not more than five (5) Business Days prior to the Closing Date, and the bylaws of each of the Company and any Subsidiary thereof as in effect at the Closing, certified by the secretary of the Company or such Subsidiary of the Company, as applicable;

(c)           Certificates of Good Standing.  Certificates of Good Standing, dated not more than five (5) Business Days prior to the Closing Date, with respect to each of the Company and any Subsidiary thereof, issued by the Secretary of State of the state of its formation and by the Secretary of State of each jurisdiction in which the Company or such Subsidiary of the Company is qualified to do business as a foreign corporation;

(d)           Closing Certificate.  A certificate, dated as of the Closing Date, duly executed by the Company, certifying as to the fulfillment of the conditions set forth in Section 8.2(a) and (c);

(e)           Cambridge Waiver and Cambridge Amendment.  The Cambridge Waiver and the Cambridge Amendment duly executed by Cambridge, Parent and the Company;

(f)            Escrow Agreement.  The Escrow Agreement, duly executed by the Stockholder Representatives;

(g)           Certificate of Merger.  The Certificate of Merger duly filed with the Secretary of State of the State of Delaware in such form as is required by the relevant provisions of the DGCL;

(h)           Payoff Letters.  Payoff letters in a commercially reasonable form from each payee of any Indebtedness, including the Merrill Lynch Facility, which letters provide for full payment and satisfaction of all obligations of the Company and its Subsidiaries for Indebtedness and the release of all Liens (including without limitation Permitted Liens) upon receipt of such amounts provided for in such letters;

(i)            Termination of Employees, Employee Benefit Plans and Company Liabilities.   Evidence reasonably satisfactory to Parent that the Company and its Subsidiaries have (i) terminated each of the employees of the Company and its Subsidiaries and the Employee Benefit Plans, other than the employees and Employee Benefit Plans listed on Schedule 9.2(i) and the employment agreements and severance agreements listed on Schedule 4 and (ii) satisfied all liabilities and obligations with respect to such termination;

(j)            Books and Records.  All corporate minute books, stock ledgers and stock records of the Company and its Subsidiaries in the possession of the Company at the Effective Time;

(k)           Redemption Agreement.  Fully executed copies of the redemption agreement(s) entered into by the Company and the Stockholders party thereto in the form previously provided to Parent; and

(l)            Other Documents.  Such other documents and instruments as Parent reasonably shall deem necessary to consummate the Transactions.

All documents delivered pursuant to this Section 9.2 shall be in form and substance reasonably satisfactory to Morgan, Lewis & Bockius LLP, counsel for Parent.

9.3          Deliveries of Parent.  At the Closing, Parent will deliver to the Company and the Stockholder Representatives, as appropriate (for the benefit of all the Stockholders):

(a)           Resolutions.  A copy of the resolutions of the board of directors of Parent, certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which such entity is a Party and the performance of the Transactions;

(b)           Corporate Documents.  Certificate of Incorporation (or comparable corporate charter documents), of each of Parent and Merger Sub as in effect at the Closing, certified by the Secretary of State of the State of Delaware as of a date not more than five (5) Business Days prior to the Closing Date, and the bylaws of each of Parent and Merger Sub as in effect at the Closing, certified by the secretary or an assistant secretary of Parent;

(c)           Certificates of Good Standing.  Certificates of Good Standing, dated not more than five (5) Business Days prior to the Closing Date, with respect to each of the Company and Merger Sub, issued by the Secretary of State of the State of Delaware;

(d)           Closing Certificate.  A certificate, dated as of the Closing Date, duly executed by Parent, certifying as to the fulfillment of the conditions set forth in Section 8.3(a);

(e)           Escrow Agreement.  The Escrow Agreement, duly executed by Parent; and

(f)            Other Documents.  Such other documents and instruments as the Company reasonably shall deem necessary to consummate the Transactions.

All documents delivered pursuant to this Section 9.3 shall be in form and substance reasonably satisfactory to O’Melveny & Myers LLP, counsel for the Company.

ARTICLE 10

INDEMNIFICATION

10.1        Indemnification of the Parent.

(a)           Subject to the provisions of this Article 10, after the Effective Time, each of the Parent and its Affiliates (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless from and against and paid or reimbursed for out of the Escrow Amount, as and when incurred, for any and all liabilities, losses, demands, damages, diminution in value, actions, causes of action, assessments, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, accrued or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (collectively, “Losses”), arising out of or resulting from:

(i)            any misrepresentation or breach of, or omission from, any representation or warranty under Article 6 of this Agreement, or any misrepresentation or breach of, or omission from, any of the representations, warranties, statements, Schedules and Exhibits, certificates or other instruments or documents furnished to any Parent Indemnified Party by the Company made in or pursuant to this Agreement (without regard and without giving effect to any “materiality” or “material adverse effect” standard or qualification contained in such representation or warranty for the purposes of determining the amount of any Losses);

(ii)           any nonfulfillment or breach of any covenant or agreement on the part of the Company or Stockholder Representatives under this Agreement or other instruments or documents, including, without limitation, any Transaction Document, furnished to any Parent Indemnified Party by the Company;

(iii)          any Company Expenses to the extent not taken specifically into account in determining the Aggregate Initial Consideration Amount or included as a Current Liability on the Closing Balance Sheet and reflected in the determination of the Net Working Capital Amount;

(iv)          any (A) unpaid Taxes attributable to the Company or any Subsidiary thereof for any taxable period (or portion of any taxable period) ending on or prior to September 5, 2008, but, with respect to Taxes other than Income Taxes that are not due as of the Closing Date, only to the extent that the amount of such unpaid Taxes exceeds the amount of such Taxes specifically accrued for or reserved against on the Closing Balance Sheet and reflected in the Net Working Capital Amount as finally determined pursuant to Section 3.6, and (B) any Transfer Taxes;

(v)           any Nonpermitted Indebtedness to the extent not specifically taken into account in determining the Aggregate Initial Consideration Amount included as a Current Liability on the Closing Balance Sheet and reflected in the Net Working Capital Amount;

(vi)          any breach of the representations and warranties in any Letter of Transmittal;

(vii)         any Excess Severance Obligations to the extent not specifically taken into account in determining the Aggregate Initial Consideration Amount or included as a Current Liability on the Closing Balance Sheet and reflected in the Net Working Capital Amount;

(viii)        any Losses described on Schedule 10.1(a)(viii);

(ix)           fifty percent (50%) of any and all amounts paid, including but not limited to all costs and expenses, including attorneys’ fees, incurred, in respect of a Dissenters Rights Claim which are required to be paid out of the Escrow Amount pursuant to Section 3.5.

For purposes of this Agreement, the term “Losses” shall include the reduction in net operating loss carryforwards of Parent’s affiliated group (within the meaning of section 1504(a) of the Code and as determined immediately prior to the Closing) multiplied by forty percent (40%).

(b)           Except to the extent that Parent has actual knowledge as of the date hereof that any representation or warranty of the Company set forth in this Agreement or the Schedule is untrue or incorrect in any material respect or has any material errors or material omissions, (except to the extent that the Company has actual knowledge that such actual knowledge of Parent of an untrue or incorrect statement of material error or material omission has been conveyed to the Company in a writing in which the objections of Parent to a statement or omission would be reasonably apparent to a reasonable person under the circumstances), the rights of Parent Indemnified Parties to indemnification under this Section 10.1 shall apply notwithstanding the availability of any information in the data room or any examination made by, for, or on behalf of, or otherwise disclosed to, Parent, or the knowledge of any of Parent’s officers, directors, stockholders, employees or agents (not included in the definition of knowledge set forth in Section 11.19), or the acceptance of any certificate in connection with this Agreement that did not result in Parent having actual knowledge.

(c)           Notwithstanding anything in this Agreement to the contrary, the rights of the Parent Indemnified Parties to indemnification under this Section 10.1 shall not apply with respect to, and in no event shall the Parent Indemnified Parties have (i) any right to indemnification for any matters arising out of, the last sentence of Section 6.21(s), or (ii) any cause of action with respect thereto.

(d)           The rights of Parent Indemnified Parties to indemnification under Sections 10.1(a)(ii), (a)(iii), (a)(iv), (a)(v), (a)(vi), (a)(vii), (a)(viii) and (a)(ix) shall apply notwithstanding that the matter in question may be disclosed in a Schedule to this Agreement or in any Transaction Document or may be otherwise known by Parent or any of its Affiliates, or may be the subject of, excluded from or beyond the scope of any representation or warranty of the Company in this Agreement.

10.2        Indemnification by Parent.

(a)           Parent, Merger Sub and the Surviving Corporation, on behalf of themselves and their respective successors and assigns, hereby agree to jointly and severally indemnify the Stockholders, Warrantholders, Eligible Optionholders and their respective Affiliates, shareholders, directors, officers, partners employees, agents, representatives, successors and permitted assigns (the “Stockholder Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Stockholder Indemnified Parties as and when incurred for any and all Losses arising out of or resulting from:

(i)            any misrepresentation or breach of, or omission from, any representation or warranty under Article 7 of this Agreement, or any misrepresentation or breach of, or omission from, any of the representations, warranties, statements, Schedules and Exhibits, certificates or other instruments or documents furnished to any Stockholder Indemnified Party by Parent made in or pursuant to this Agreement; or

(ii)           any nonfulfillment or breach of any covenant or agreement on the part of Parent under this Agreement or other instruments or documents, including, without limitation, the Transaction Documents, furnished to the Stockholders by Parent.

10.3        Indemnification Procedure for Third Party Claims.

(a)           In the event that, subsequent to the Closing, any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a Party or an Affiliate of a Party (including, but not limited to any Governmental Authority) (a “Third Party Claim”) against such Indemnified Party, against which a Party is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice regarding such claim to the Indemnifying Party within thirty (30) Business Days after learning of such claim.  Subject to Section 10.3(d) below, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) calendar days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct, at its expense, the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed.

(b)           In the event that the Indemnifying Parties shall fail to give the Defense Notice within said thirty (30)-calendar day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith without prior consent of the Indemnifying Parties and the Indemnifying Parties will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(c)           Notwithstanding anything to the contrary herein, this Section 10.3 shall not apply to Dissenters Rights Claims, which claims shall be exclusively governed by Section 3.5 herein.

(d)           Subject to Section 10.3(f) below, in the event that the Indemnifying Parties deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Parties shall be entitled to have the exclusive control over said defense settlement of the subject claim and the Indemnified Parties will cooperate with and make available to the Indemnifying Parties such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Parties, and the Indemnified Parties shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. Notwithstanding the generality of the foregoing, the Indemnifying Parties delivery of a Defense Notice shall constitute an acceptance of its obligation to indemnify the Indemnified Party with respect to all Losses, if any, resulting from the subject claim.

(e)           Without the prior written consent of the Indemnified Party which may be withheld for any reason or no reason, the Indemnifying Parties will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party are not entitled to full indemnification hereunder.

(f)            Notwithstanding Section 10.3(d), the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over (and the right to select counsel to defend), the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business, assets, condition (financial or otherwise), operations, operating results, or prospects of the Indemnified Party, (iv) that imposes liability on the part of the Indemnified Party for which the Indemnified Party are not entitled to full indemnification hereunder or (v) involves Taxes, which shall be exclusively governed by Section 4.2(e).  In such an event, the Indemnifying Parties will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Parties, which consent will not be unreasonably withheld.

(g)           Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Parties, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party are entitled to prompt indemnification hereunder.

(h)           Each of the Parent Indemnified Parties and their respective successors and permitted assigns hereby absolutely, unconditionally and irrevocably covenants and agrees that it (or they) will not directly sue (at law, in equity, in any regulatory proceeding or otherwise) the Preferred Releasors or Directors on the basis of any claim or cause of action arising at any time in relation to, or in any way in connection with this Agreement other than a claim based on such Preferred Releasors’ or Directors’ Letter of Transmittal, provided, however, Parent Indemnified Parties shall have the right to subpoena such Preferred Releasors and Directors to testify in any proceeding related to or in connection with this Agreement or any litigation involving the Company or Surviving Corporation. For purposes of clarification, any claim against the Escrow

Amount pursuant to the Escrow Agreement in connection with the indemnification in this Article 10 shall not be deemed a direct suit against the Preferred Releasors or Directors under this Section 10.3(h).

(i)            A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 10.3 will not affect the rights or obligations of any Party under this Article 10 except and only to the extent that, as a result of such failure, any Party entitled to receive such notice (A) lost any material defense warranted by existing law or based on a non-frivolous argument (or a non-frivolous reversal or extension of existing law) for which factual contentions supporting such arguments have actual support, (B) was deprived of any material right to recover any payment, without litigation, or otherwise, or (C) was otherwise directly and materially damaged as a result of such failure to give timely notice.

10.4        Indemnification Procedures for Non-Third Party Claims.  In the event an Indemnified Party should have a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party (acting through the Stockholder Representatives in the case of a Company Indemnified Party) shall transmit to the Indemnifying Party a written notice (the “Direct Indemnification Notice”) containing (i) an estimate of the amount of damages attributable to such Direct Claim, (ii) the basis of the Indemnified Party’s request for indemnification under this Agreement and (iii) the individual items of such Loss included in the estimate.  If the Indemnifying Party does not notify (the “Direct Indemnification Defense Notice”) the Indemnified Party in writing within thirty (30) calendar days from its receipt of the Direct Indemnification Notice that the Indemnifying Party disputes such Direct Claim, the Direct Claim specified by the Indemnified Party in the Direct Indemnification Notice shall be deemed a liability of the Indemnifying Party hereunder.  If the Indemnifying Party has timely disputed such Direct Claim, as provided above, such dispute shall be resolved by litigation.

10.5        Certain Limitations on Remedies.

(a)           All representations and warranties of the Parties contained in or arising out of this Agreement or otherwise in connection herewith shall survive the Closing hereunder and shall continue in full force and effect thereafter until the {***}† anniversary of the Closing Date, except for the several but not joint representations and warranties of each of the Stockholders, Warrantholders and Eligible Optionholders in the Letters of Transmittal which will survive thereafter solely with respect to the Stockholder or Warrantholder making such representation without effect on the Escrow Amount or any other Stockholder, Warrantholder or Eligible Optionholder.  All agreements and covenants contained in this Agreement and in any Transaction Documents will survive the Closing and remain in effect indefinitely.  Notwithstanding anything herein to the contrary, indemnification for any claim for which written notice as provided in this Article 10 has been timely given prior to the expiration of the representation and warranty upon which such claim is based as provided herein shall not expire

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

with respect to such claim, and such claim for indemnification may be pursued, until the final resolution of such claim in accordance with the provisions of this Article 10.

(b)           Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 10.5(b)), the Parent Indemnified Parties shall not be entitled to indemnification under Section 10.1(a)(i), other than as a result of any misrepresentation or breach of, or omission from, any representation or warranty contained in Sections 6.1 or 6.5, unless and until the Losses incurred by all Parent Indemnified Parties, in the aggregate, as a result thereof exceed, in the aggregate, $250,000 (the “Basket Amount”); provided, however, that in the event that such Losses exceed the Basket Amount, the Stockholders shall fully indemnify the applicable Parent Indemnified Party for all Losses incurred by such Parent Indemnified Party subject to indemnification obligations of the Stockholders pursuant to Section 10.1(a), including the amount applied to the Basket Amount.  Notwithstanding the foregoing, the Basket Amount shall not apply to Losses in connection with the following items: (i) indemnification under Sections 10.1 (a)(ii), (a)(iii), (a)(iv), (a)(v), (a)(vi), (a)(vii), (a)(viii) and (a)(ix) or relating to the representations in Sections 6.1 or 6.5, (ii) any claims for breach of the representations or warranties in any Letters of Transmittal or (iii) any payment required to be made out of the Escrow Amount with respect to Dissenters Rights Claims.

(c)           Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 10.5(b)), the Stockholders, Warrantholders and Eligible Optionholders shall not be entitled to indemnification under Section 10.2(a), other than as a result of any misrepresentation or breach of, or omission from, any representation or warranty contained in Sections 7.1, 7.2 and 7.3 unless and until the Losses incurred by all Stockholders, Warrantholders and Eligible Optionholders, in the aggregate, as a result thereof exceed, in the aggregate, the Basket Amount, provided, however, that in the event that such Losses exceed the Basket Amount, the Parent shall fully indemnify the applicable Stockholders, Warrantholders and Eligible Optionholders for all Losses incurred by such Stockholders, Warrantholders and Eligible Optionholders, including the amount applied to the Basket Amount.  Notwithstanding the foregoing, the Basket Amount shall not apply to losses in connection with indemnification under Section 10.2(a)(iii).

(d)           The maximum aggregate amount of all indemnifiable Losses, arising out of or resulting from the causes enumerated in Section 10.1 of this Agreement (other than for Losses resulting from or in any way in connection with any breach of the representations or warranties set forth in any Letter of Transmittal) shall not exceed the Escrow Amount.

(e)           With respect to any Losses arising out of or resulting from a breach of Section 6.1, only the Stockholder, Warrantholder and Eligible Optionholder (and no other Person) that actually breached the “title” representation in the Letter of Transmittal shall be the Indemnifying Party and the maximum aggregate amount of indemnifiable Losses arising out of or resulting from such breach that may be recovered from the Stockholder, Warrantholder and Eligible Optionholder shall not exceed the amount of the Aggregate Initial Consideration Amount and Escrow Amount actually received by such holder; provided that any such recovery shall first come from such holder’s portion of the amount of funds then available in the Escrow Account.  For the avoidance of doubt, any Loss from such breach shall not be deducted from an

Escrow Amount allocated to Stockholders, Warrantholders and Eligible Optionholders not breaching such representation.

(f)            Notwithstanding any provision of this Agreement to the contrary, the Parent Indemnified Parties shall not be entitled to indemnification for any Losses to the extent such Losses are directly caused by any transactions occurring on the Closing Date or the day immediately preceding the Closing Date (other than the Merger).

10.6        Stockholder Representatives.

(a)           Sofinnova Management V 2005, LLC and Edgar G. Engleman, M.D. (such Persons and any successor or successors to such Persons being the “Stockholder Representatives”) shall act as the representative of the holders of Company Stock, and is authorized to act on behalf of the Stockholders, Warrantholders and Eligible Optionholders and to take any and all actions required or permitted to be taken by the Stockholder Representatives under this Agreement and the other Transaction Documents with respect to any claims (including the settlement thereof) made by a Parent Indemnified Party or a Company Stockholder (as the case may be) for indemnification pursuant to this Article 10 and with respect to any actions to be taken by the Stockholder Representatives pursuant to the terms of this Agreement or the other Transaction Documents (including, without limitation, the exercise of the power to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts or arbiters with respect to any claims for indemnification).  After the Closing, in all matters relating to this Agreement and the other Transaction Documents, the Stockholder Representatives shall be the only party entitled to assert the rights of the Stockholders, Warrantholders and Eligible Optionholders, and the Stockholder Representatives shall perform all of the obligations of the Stockholders, Warrantholders and Eligible Optionholders hereunder.  A decision, act, consent, or statement of the Stockholder Representatives shall constitute a decision, act, consent or statement of the Stockholders, Warrantholders and Eligible Optionholders and shall be final, binding and conclusive upon each Company Stockholder, and the Parent Indemnified Parties shall be entitled to rely on all such decisions, acts, consents and statements of the Stockholder Representatives.  Parent is hereby relieved from any liability to any Person for acts done by it in accordance with such decision, act, consent or statement of the Stockholder Representatives.

(b)           The Stockholders, Warrantholders and Eligible Optionholders shall be bound by all actions taken by the Stockholder Representatives in their capacity thereof, except for any action that conflicts with the limitations set forth in subsection (d) below.  The Stockholder Representatives shall promptly, and in any event within five Business Days, provide written notice to the Stockholders, Warrantholders and Eligible Optionholders of any action taken on behalf of them by the Stockholder Representatives pursuant to the authority delegated to the Stockholder Representatives under this Section 10.6.  The Stockholder Representatives may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instrument or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties without inquiry and without requiring substantiating evidence of any kind.  Neither of the Stockholder Representatives nor any of their respective directors, officers, agents or employees, if any, shall be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of its gross negligence or willful misconduct.

The Stockholder Representatives may consult with legal counsel, independent public accountants and other experts selected by it.  The Stockholder Representatives shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.  As to any matters not expressly provided for in this Agreement or the other Transaction Documents, the Stockholder Representatives shall not exercise any discretion or take any action.

(c)           Each Stockholder, Warrantholder and Eligible Optionholder shall indemnify and hold harmless and reimburse the Stockholder Representatives from and against such Company Stockholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses (including, without limitation, the costs of legal or accounting advisors incurred in performance of the obligations of the Stockholder Representatives under Section 4.2 and otherwise under this Agreement) suffered or incurred by the Stockholder Representatives arising out of or resulting from any action taken or omitted to be taken by the Stockholder Representatives under this Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Stockholder Representatives’ gross negligence or willful misconduct.

(d)           Any actions taken by the Stockholder Representatives pursuant to this Agreement shall require the consent of both Stockholder Representatives.

10.7        Insurance Tax Effect; Payments.

(a)           The amount of any Loss subject to indemnification hereunder or of any claim therefor shall be calculated net of any insurance proceeds received by the Parent Indemnified Parties (including the Company and the Surviving Corporation) on account of such Loss.  Parent Indemnified Parties (including the Company and the Surviving Corporation) shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.  In the event that an insurance recovery is made by the Parent Indemnified Parties (including the Company and the Surviving Corporation) with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to Seller.

(b)           If a Parent Indemnified Party (including the Surviving Corporation) receives a Tax Benefit after an indemnification payment is made, such Parent Indemnified Party shall promptly pay the Stockholders, Warrantholders and Eligible Optionholders the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized.  For purposes hereof, a “Tax Benefit” shall mean any actual cash refund of Taxes paid or cash reduction in the amount of Taxes that otherwise would have been paid, calculated on a last-dollar basis and after taking into account any offsetting Taxes or other costs or expenses.

(c)           With respect to any claim of a Parent Indemnified Party made in good faith or portion thereof that is not being contested in good faith, the Stockholder Representatives, on behalf of the Stockholders, shall cause such claim or portion thereof to be paid from the Escrow Account within thirty (30) Business Days after receipt of written notice from such Parent Indemnified Party stating the amount of the claim.  If any payment is due to a Parent Indemnified

Party upon the resolution of a claim or portion thereof contested by the Stockholders as provided in this Article 10, the Stockholder Representatives and Parent shall cause a Joint Direction (as defined in the Escrow Agreement) to be delivered pursuant to the Escrow Agreement within five (5) Business Days of such resolution, which Joint Direction shall direct the Escrow Agent to make such payment out of the Escrow Account.  Any uncontested payment required under this Section 10.7 that is not made when due shall bear interest until paid in full at the interest rate accrued on the applicable funds held pursuant to the Escrow Agreement or, if less, the maximum rate permitted by applicable usury Laws.

10.8        Mitigation.  Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all Losses after becoming aware of any event that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

10.9        Purchase Price Adjustment.  Except as otherwise required by Law, any indemnification payment made pursuant to this Agreement shall be treated for all tax purposes by all Parties as an adjustment to the purchase price (as determined for U.S. federal income tax purposes).

10.10      Limitation of Recourse.

(a)           The indemnification provided by Section 10.1(a) shall be the sole and exclusive remedy for any Losses of the Parent Indemnified Parties with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by the Company in this Agreement or in any exhibit or schedules hereto or any certificate delivered hereunder, other than for breach of the representations and covenants contained in any Letter of Transmittal. Recovery from the Escrow Account, solely to the extent of the funds therein and pursuant to Section 10.1, constitutes Parent Indemnified Parties’ sole and exclusive source of funds for payment of the indemnification provided in Section 10.1(a) and for any other Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby or any exhibit, schedule or certificate delivered hereunder and the Parent Indemnified Parties shall have no recourse to or remedy against any of its Stockholders, Warrantholders Eligible Optionholders or any of their respective Affiliates for any such indemnification or any other Loss, other than for breach of the representations and covenants contained in any Letter of Transmittal.

(b)           Notwithstanding anything in this Agreement, no Parent Indemnified Party shall have any right to set off any amount or any monies otherwise to be paid or delivered to any of the Stockholders, Eligible Optionholders or Warrantholders of the Company, against anything, including, without limitation, any monies owed by any of the Stockholders, Eligible Optionholders or Warrantholders of the Company.  The exercise of such set off will constitute a material breach of this or any other agreement between any of the Parties.

(c)           Notwithstanding anything in this Article 10 to the contrary, in no event shall any of the limitations on indemnification set forth in this Article 10 be applicable to any fraud or for breach of any representation or warranty in any of the Letters of Transmittal.

(d)           The Parent Indemnified Parties shall only be indemnified and held harmless from the Escrow Account for Losses incurred with respect to a breach of the representation contained in Section 6.21(s) (i) after taking into account any limitations on, or reductions of, such net operating losses resulting from any of the Transactions, (ii) after taking into account the actual expiration dates applicable to such net operating losses and any increase to such net operating losses resulting from any “net unrealized built-in gain” that is utilized by the Company on or after the Closing Date to increase the Section 382 limitation, and (iii) only to the extent that (x) the actual Tax liability of the Company or Parent’s Affiliated Group or any successor would not have been increased but for a breach of such representation or if such representation had been accurate or (y) Parent’s Affiliated Group or any successor would not have utilized its own net operating losses but for a breach of such representation or if such representation had been accurate; provided, however, that no indemnification shall be available under (y) to the extent that the NOLs utilized by Parent’s Affiliated Group or any successor, as applicable, would have expired in the taxable year in which utilized.

ARTICLE 11

MISCELLANEOUS

11.1        Notices, Consents, etc.  Any notices, consents or other communications required or permitted to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (iii) delivered by a recognized overnight courier service, or (iv) sent by facsimile transmission to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(i) If to the Company, to:

Prestwick Pharmaceuticals, Inc.
1825 K Street NW, Suite 1475
Washington, D.C. 20006
Facsimile No.: (202) 296-7450
Attention: Mr. George F. Horner III

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, California 94111
Facsimile No.: (415) 984-8701
Attention:	Peter T. Healy, Esq.
Eric C. Sibbitt, Esq.

(ii) If to the Stockholders or the Stockholder Representatives, to:

Sofinnova Ventures
850 Oakgrove Avenue

Menlo Park, CA 94025
Facsimile No.: (415) 228-3390
Attention: James I. Healy, M.D., Ph.D.

and

Edgar Engleman, M.D.
c/o Vivo Ventures
575 High Street, Suite 201
Palo Alto, CA 94301
Facsimile No.: (650) 688-0815

with a copy to (which copy shall not constitute notice hereunder):

O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, California 94111
Facsimile No.: (415) 984-8701
Attention:	Peter T. Healy, Esq.
Eric C. Sibbitt, Esq.

(iii)	If to Parent, to:

Biovail Americas Corp.
700 Route 202/206
Bridgewater, NJ 08807
Facsimile No.: (908) 927-1401
Attention: Vice President, Human Resources

with copies to (which copies shall not constitute notice hereunder):

Biovail Corporation
7150 Mississauga Road
Mississauga, Ontario L5N 8M5
Facsimile No.: (905) 286-3150
Attention: General Counsel

Morgan Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540-6289

Facsimile No.: (609) 919-6701

Attention: Denis Segota, Esq.

Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) Business Days after the date of mailing if sent by certified or registered mail, (y) one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier or (z) the same Business Day after transmission by facsimile (provided a confirmation of delivery is emitted by such machine upon transmission).

11.2        No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, including but not limited to the employees, Stockholders, Warrantholders and Optionholders of the Company, other than any Person entitled to indemnification under Article 10.

11.3        Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement is held to be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent.

11.4        Amendment and Waiver.  This Agreement may be amended or modified only by a written instrument executed by the Company and Parent.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any other breach.

11.5        Further Assurances.  From time to time, as and when requested by any Party and at such Party’s expense, the other Party will execute all documents and take such other actions as such Party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

11.6        Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, including counterparts bearing a PDF or facsimile signature copy, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other.  The Parties intend that a PDF or facsimile signature copy on this Agreement shall have the same force and effect as an original signature.

11.7        Governing Law; Forum.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.  In any action between the Parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in New Castle County, Delaware or the United States District Court for the District of Delaware and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid.

11.8        Waiver of Jury Trial.  Each of the Parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any Party hereto.  The Parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury.  Each of the Parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

11.9        Specific Performance.  The Parties acknowledge that irreparable damage may result if this Agreement and the Transaction Documents were not specifically enforced, and they therefore agree that the non-breaching Party may seek a decree of specific performance from a court of competent jurisdiction to enforce this Agreement.  Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any Party may have under this Agreement, the Transaction Documents or otherwise.

11.10      Headings.  The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

11.11      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns, provided, however, that nothing in this Agreement shall or is intended to limit the ability of Parent to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of the Company to (i) any Affiliate of Parent provided that such Affiliate expressly assumes such assignment or delegation, (ii) any buyer of all or substantially all of the assets of Parent, the Company or any Subsidiary thereof provided that such Buyer expressly assumes such assignment or delegation, or (iii) subject to observance of Parent obligations under the Escrow Agreement, commercial bank lenders to any of Parent, the Company or any Subsidiary thereof as security for borrowings at any time whether prior to or following the Closing Date.  Notwithstanding anything contained in this Agreement to the contrary, except as specifically provided in Article 10, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.12      Entire Agreement.  This Agreement and all the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof), and the Transaction Documents set forth the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, of the Parties hereto, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the Parties required in accordance with Section 11.4.

11.13      Interpretative Matters.  Unless the context otherwise requires, (i) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits contained in or attached to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Agreement shall be by way of example rather than limitation and (v) except as otherwise indicated, all references (A) to any agreement (including this Agreement), contract or Law are to the agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (B) to any Government Authority include any successor to that Government Authority.

11.14      No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

11.15      Publicity.  Prior to the Closing, the Parties agree that they shall not issue any announcement or press release relating, directly or indirectly, to the Transactions unless such announcement or release is mutually agreed to by each of the Parties.  Notwithstanding the foregoing, each Party may release such information that is required of them pursuant to any Law; provided that such releasing Party (prior to such release) immediately inform the other Parties hereto regarding the requirement and content of such release.

11.16      Time of the Essence.  For purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

11.17      Incorporation of Exhibits.  The Company Disclosure Schedule, the Parent Disclosure Schedule, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

11.18      Disclosure Generally.  The Company Disclosure Schedule and the Parent Disclosure Schedule attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  The inclusion of any information in any Schedule (or updated Schedule) shall not be deemed to be an admission or acknowledgment by the Company, in and of itself, that such information is material to or outside the ordinary course of the businesses of the Company and its Subsidiaries.  Capitalized terms used in the schedules and not otherwise defined therein have the meanings given to them in this Agreement.  Any information or document posted in the online data room and available for inspection at least three (3) Business Days prior to the date hereof by all Persons Affiliated with or representing Parent with access to the online data room as of such time shall be deemed to have been provided to, and made available to, Parent.  Any information or document not posted prior thereto shall be deemed not to have been provided to, and made available to, Parent.

11.19      Knowledge.  Where any representation or warranty of the Company contained in this Agreement is expressly qualified by reference “to the knowledge of the Company,” “to the Company’s knowledge” or words of similar import, it refers to the knowledge of any of George F. Horner III, Robert S. Radie, J. Paul Hoppenjans with respect to financial matters, and Martin Stogniew with respect to scientific or regulatory matters, as to the existence or absence of facts or circumstances that are the subject of such representations and warranties.  Where any statement in this Agreement is expressly qualified by reference “to the knowledge of Parent,” “to the Parent’s knowledge,” or words of similar import, it refers to the knowledge of Greg Gubitz, Alex Matheson and, with respect to tax matters, Chris Bovaird as to the existence or absence of facts or circumstances that are the subject of such representations and warranties.

[end of document; signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

“PARENT”

BIOVAIL AMERICAS CORP.

By:	/s/
Name:
Title:

“COMPANY”

PRESTWICK PHARMACEUTICALS, INC.

By:	/s/ G.F. Horner III
Name:	G.F. Horner III
Title:	President and CEO

“MERGER SUB”

PRESTWICK HOLDINGS, INC.

By:	/s/
Name:
Title:

“STOCKHOLDER REPRESENTATIVES”

SOFINNOVA MANAGEMENT V 2005, LLC

/s/ James I. Healy

Name:	James I. Healy
Title:	Managing Director

EDGAR G. ENGLEMAN, M.D.

/s/ Edgar G. Engleman
By: Edgar G. Engleman, M.D.